                                                                                                    Exhibit 10.1

SIXTH AMENDMENT TO CREDIT AGREEMENT

THIS SIXTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) dated as of July 8, 2008, to the Credit Agreement referenced below, is by and among HURON CONSULTING GROUP INC., as Company, the Guarantors identified on the signature pages hereto, the Lenders and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, a $240 million revolving credit facility has been made available to the Company pursuant to that certain Credit Agreement dated as of June 7, 2006 (as amended and modified, including by the First Amendment dated as of December 29, 2006, the Second Amendment dated as of February 23, 2007, the Third Amendment dated as of May 25, 2007, the Fourth Amendment dated as of July 27, 2007, and the Fifth Amendment dated as of April 1, 2008, the “Credit Agreement”) among the Company, the Guarantors identified therein, the Lenders identified therein and the Administrative Agent;

WHEREAS, Company desires to establish a term loan in an aggregate principal amount of up to $220 million and to acquire (the “Stockamp Acquisition”) substantially all of the assets, business and operations of Stockamp & Associates, Inc., an Oregon corporation (“Stockamp”); and

WHEREAS, the Company has requested certain modifications to the Credit Agreement, and the Lenders are willing to consent to the requested modifications on the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Defined Terms.  Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement (as amended pursuant to this Amendment).

2.           Consent.  Notwithstanding anything to the contrary in the Credit Agreement, consent is hereby given to the Stockamp Acquisition.

3.           Amendments to Credit Agreement.  The Credit Agreement (including the schedules and exhibits attached thereto) is amended to read as shown in Exhibit A attached hereto.

4.           Joinder of Lenders Providing the Term Loan A; Representations.

(a)           Joinder.  In accordance with Section 2.1.3 of the Credit Agreement, each undersigned Lender providing a portion of the Term Loan A hereby agrees that from and after the date hereof, it shall have a Term Loan A Commitment under the Credit Agreement in the amount set forth on Annex A to the Credit Agreement (as amended hereby).  The Company, the Guarantors, the Administrative Agent and the Lenders hereby acknowledge, agree and confirm that each Lender providing a Term Loan A Commitment shall from and after the date hereof be deemed to be a party to the Credit Agreement and a “Lender” for all purposes of the Credit Agreement and the other Loan Documents, and shall have all of the rights and obligations of a Lender under the Credit Agreement and the other Loan Documents as if the such Lender had executed the Credit Agreement.

(b)    Lenders’ Representations.  Each Lender providing a portion of the Term Loan A that was not a Lender prior to the date hereof (a) represents and warrants that it is a commercial lender, other financial institution or other “accredited” investor (as defined in Regulation D as promulgated by the Securities and  Exchange Commission) that makes or acquires loans in the ordinary course of business and that it will make its portion of the Term Loan A for its own account in the ordinary course of business; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements most recently delivered under Sections 10.1.1 and 10.1.2 of the Credit Agreement (as amended by this Amendment to be in the form attached hereto as Exhibit A) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) appoints and authorizes each of the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (e) agrees that, as of the date hereof, each Lender providing a Term Loan A Commitment shall be (i) a party to the Credit Agreement and the other Loan Documents and (ii) a “Lender” for all purposes of the Credit Agreement and the other Loan Documents; (f) agrees that it will perform all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a “Lender” under the Credit Agreement; (g) agrees that it and each other Lender providing a Term Loan A Commitment shall have the rights and obligations of a Lender under the Credit Agreement and the other Loan Documents; and (h) agrees to waive the borrowing notice provisions of Section 2.2.2 of the Credit Agreement with respect to the advance of the Term Loan A on the date hereof.

5.           Conditions Precedent.  This Amendment shall not become effective until receipt by the Administrative Agent of each item listed below, in each case in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)           Loan Documents.  (i) Counterparts to this Amendment from the requisite Lenders, the Administrative Agent, the Company and the other Loan Parties, (ii) counterparts to the Pledge Agreement from the Administrative Agent, the Company and the other Loan Parties, (iii) a Note for each Lender providing a Term Loan A Commitment, (iv) a replacement Note for the Swingline Line Lender (naming Bank of America as the Swing Line Lender) and (v) a replacement Note for each Lender providing a Revolving Commitment.

(b)           Secretary’s Certificate.  A duly executed certificate of a Senior Officer of each Loan Party (other than the Subsidiaries identified in Section 7(b) of this Amendment and each of the Subsidiaries set forth on Schedule 9.8 to the Credit Agreement that are indicated as being in the process of being dissolved), attaching each of the following documents and certifying that each is true, correct and complete as of the date hereof.

(i)           Articles of Incorporation.  Copies of its articles of incorporation or certificate of formation, certified to be true and complete as of a recent date by the appropriate governmental authority of the state of its organization;

(ii)           Bylaws.  Copies of its bylaws, operating agreement or partnership agreement of each Loan Party;

(iii)   Resolutions.  Copies of its resolutions approving and adopting this Amendment, the transactions contemplated herein, and authorizing the execution and delivery hereof; and

(iv)           Incumbency.  Incumbency certificates identifying its Senior Officers who are authorized to execute this Amendment and related documents and to act on such Loan Party’s behalf in connection with this Amendment and the Loan Documents.

(c)           Good Standing.  Such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, and in good standing in its state of organization or formation.

(d)           Stockamp Acquisition.  A certificate of a Senior Officer of the Company attaching a copy of the fully executed Asset Purchase Agreement (the “Stockamp Acquisition Agreement”), by and among the Company, Stockamp, the shareholders of Stockamp and Huron Consulting Services LLC, together with all amendments, modifications, supplements and attachments and certifying each of the following:  (i) there have been no material modifications to the Stockamp Acquisition Agreement attached to such certificate, (ii) the Stockamp Acquisition has been, or contemporaneously with the closing and initial funding under this Amendment, will be consummated in accordance with the terms of the Stockamp Acquisition Agreement and in compliance, in all material respects, with applicable laws and regulatory approvals, (iii) there has not occurred a Material Adverse Effect (as such term is defined in the Stockamp Acquisition Agreement), (iv) all governmental, shareholder and third party consents (including Hart-Scott-Rodino clearance) and approvals necessary in connection with the Stockamp Acquisition and the related financings and other transactions contemplated in connection therewith have been obtained, if required, and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Company or the Company and its Subsidiaries on a consolidated basis, and (iv) the total aggregate consideration paid or to be paid in connection with the Stockamp Acquisition does not exceed $218,000,000 to be paid at closing, together with earn-out or other contingent payments after closing as provided for in the Stockamp Acquisition Agreement.

(e)           Closing Certificate.  A certificate of a Senior Officer of the Company certifying that (i) no consents, licenses or approvals are required in connection with the execution, delivery and performance by any Loan Party of the Loan Documents to which it is a party, other than as are in full force and effect and, to the extent requested by the Administrative Agent, are attached thereto; (ii) there has been no event or circumstance since the date of the audited financial statements for the fiscal year ending December 31, 2007 that has had or would reasonably be expected to have a Material Adverse Effect, (iii) except as set forth on Schedule 9.6 to the Credit Agreement, no action, suit, investigation or proceeding is pending or is threatened in any court or before an arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect, and (iv) as of the date hereof, (A) Consolidated EBITDA is at least $160.0 million and (B) the Consolidated Leverage Ratio is not greater 2.70:1.0, in each case based on the twelve month period ending March 31, 2008 on a pro forma basis after giving effect to the Stockamp Acquisition (with EBITDA of Stockamp measured on a cash basis).

(f)           Opinions of Counsel.  Duly executed favorable opinions of counsel to the Loan Parties, dated as of the date hereof, in form and substance satisfactory to the Administrative Agent and the requisite Lenders.

(g)    Capital Securities.  Original certificates evidencing the Capital Securities pledged pursuant to the Pledge Agreement (to the extent such Capital Stock is certificated), together with undated stock transfer powers executed in blank.

(h)           Fees and Expenses.  Payment of all reasonable costs and expenses of the Administrative Agent, the Arrangers and Lenders in connection with this Amendment that are due and payable on the date hereof (including, without limitation, the reasonable fees and expenses of Moore & Van Allen, PLLC, counsel to the Administrative Agent and Arrangers).

The Administrative Agent will notify the Company and the Lenders when the conditions to the effectiveness of the amendment provisions of this Section 5 of this Amendment have been met and will confirm that those provisions are effective.  The provisions of Sections 2 and 3 shall not be effective until the Administrative Agent shall have given such confirmation.

6.           Representations and Warranties.  The Loan Parties hereby affirm the following:

(a)           all action necessary to authorize the execution, delivery and performance of this Amendment has been taken;

(b)           after giving effect to this Amendment, the representations and warranties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof (except those which expressly relate to an earlier period); and

(c)           before and after giving effect to this Amendment, no Default or Event of Default shall exist.

7.           Guarantors’ Acknowledgment; Release of Certain Existing Guarantors.  Each Guarantor hereby (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) reaffirms that, jointly and severally together with the other Guarantors, it guarantees the prompt payment and performance of their obligations as provided in the Guaranty Agreement and (c) acknowledges and agrees that such guaranteed obligations will include any Obligations with respect to or resulting from the establishment of the Term Loan A; provided, however, that (a) each of the Subsidiaries set forth on Schedule 9.8 to the Credit Agreement that are indicated as being in the process of being dissolved shall automatically, without further action by any Loan Party or the Administrative Agent, be released as a Guarantor upon the Administrative Agent’s receipt of evidence, in form and substance reasonably satisfactory to it, of the filing of a certificate of dissolution (or similar document) with respect to such Subsidiary with the appropriate governmental authority and (b) each of Huron (UK) Limited, a United Kingdom limited liability company, Glass Europe Limited, a United Kingdom private company, and Kabushiki Kaisha Huron Consulting Group, a Japanese business corporation, shall be released as Guarantors upon the effectiveness of this Amendment.

8.           Full Force and Effect.  Except as modified hereby, all of the terms and provisions of the Credit Agreement and the other Loan Documents (including schedules and exhibits thereto) shall remain in full force and effect.

9.           Fees and Expenses.  The Company agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of Moore & Van Allen, PLLC.

10.    Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

11.           Governing Law.  This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	HURON CONSULTING GROUP INC.,
a Delaware corporation

By: /s/ Gary L. Burge
Name: Gary L. Burge
Title:   Chief Financial Officer

GUARANTORS:	HURON CONSULTING GROUP HOLDINGS LLC,
a Delaware limited liability company

By: /s/ Gary L. Burge
Name: Gary L. Burge
Title:   Chief Financial Officer

HURON CONSULTING SERVICES LLC,
a Delaware limited liability company

By: /s/ Gary L. Burge
Name: Gary L. Burge
Title:   Chief Financial Officer

WELLSPRING MANAGEMENT SERVICES LLC,
formerly known as SPELTZ & WEIS LLC,
a Delaware limited liability company

By: /s/ Gary L. Burge
Name: Gary L. Burge
Title:   Chief Financial Officer

HURON (UK) LIMITED,
a UK limited liability company

By: /s/ Gary L. Burge
Name: Gary L. Burge
Title:   Chief Financial Officer

AAXIS TECHNOLOGIES, INC.,
a Virginia corporation

By: /s/ Gary L. Burge
Name: Gary L. Burge
Title:   Chief Financial Officer

FAB ADVISORY SERVICES, LLC,
an Illinois limited liability company

By: /s/ Gary L. Burge
Name: Gary L. Burge
Title:   Chief Financial Officer

GLASS & ASSOCIATES, INC.,
a Delaware corporation

By: /s/ Gary L. Burge
Name: Gary L. Burge
Title:   Chief Financial Officer

GLASS EUROPE LIMITED,
a United Kingdom Private Company

By: /s/ Gary L. Burge
Name: Gary L. Burge
Title:   Chief Financial Officer

WELLSPRING PARTNERS, LTD.,
a Delaware corporation

By: /s/ Gary L. Burge
Name: Gary L. Burge
Title:   Chief Financial Officer

WELLSPRING VALUATION, LTD.,
a Delaware corporation

By: /s/ Gary L. Burge
Name: Gary L. Burge
Title:   Chief Financial Officer

KABUSHIKI KAISHA HURON CONSULTING GROUP,
a Japan business corporation

By: /s/ Gary L. Burge
Name: Gary L. Burge
Title:   Chief Financial Officer

HURON DEMAND LLC,
a Delaware limited liability company

By: /s/ Gary L. Burge
Name: Gary L. Burge
Title:   Chief Financial Officer

ADMINISTRATIVE
AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

By: /s/ Michael Brashler
Name: Michael Brashler
Title:   Vice President

LENDERS:	BANK OF AMERICA, N.A., as L/C Issuer, Swingline Lender and Lender

By: /s/ David Bacon
Name: David Bacon
Title:   VP

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By: /s/ Nathan Margol
Name: Nathan Margol
Title:   Vice President

FIFTH THIRD BANK

                By:
                                                Name:
                                                Title:

HSBC BANK USA, NATIONAL ASSOCIATION

 By:
 Name:
 Title:

NATIONAL CITY BANK

By: /s/ Stephanie Kline
Name: Stephanie Kline
Title:   Senior Vice President

THE PRIVATE BANK AND TRUST COMPANY

By: /s/ James L. Rolfe
Name: James L. Rolfe
Title:   Managing Director

RBS CITIZENS, N.A.

By: /s/ M. James Barry
Name: M. James Barry
Title:   Vice President

SUNTRUST BANK

By: /s/ J. Matthew Rowand
Name: J. Matthew Rowand
Title:   Vice President

TD BANK, N.A.

By: /s/ Kevin D. Turner
Name: Kevin D. Turner
Title:   Director

THE NORTHERN TRUST COMPANY

By: /s/ Morgan A. Lyons
Name: Morgan A. Lyons
Title:   Vice President

Exhibit A

CREDIT AGREEMENT

(See attached)

EXHIBIT A

CREDIT AGREEMENT

dated as of June 7, 2006

among

HURON CONSULTING GROUP INC.,
as the Company

THE VARIOUS FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders,
and

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and Issuing Lender

BANC OF AMERICA SECURITIES LLC
and
J.P. MORGAN SECURITIES INC.,
as Co-Lead Arrangers and Joint Book Managers

and
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Syndication Agent

and
THE PRIVATEBANK AND TRUST COMPANY,
as Documentation Agent

Table of Contents
                                                                                                                                                                                                                                                                                                Page
SECTION 1	DEFINITIONS	1
1.1	Definitions	1
1.2	Other Interpretive Provisions	18
1.3	Retroactive Adjustments to Applicable Margin.	19
1.4	Accounting Terms and Provisions.	19
SECTION 2	COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.	20
2.1	Commitments	20
2.1.1	Revolving Commitments	20
2.1.2	Letter of Credit Commitment	20
2.1.3	Term Loan A	20
2.1.4	Increase in Revolving Commitments	20
2.2	Loan Procedures	21
2.2.1	Various Types of Loans	21
2.2.2	Borrowing Procedures	21
2.2.3	Conversion and Continuation Procedures	22
2.2.4	Swing Line Facility	23
2.3	Letter of Credit Procedures	24
2.3.1	L/C Applications	24
2.3.2	Participations in Letters of Credit	25
2.3.3	Reimbursement Obligations	25
2.3.4	Funding by Lenders to Issuing Lender	26
2.4	Commitments Several.	26
2.5	Certain Conditions	26
SECTION 3	EVIDENCING OF LOANS	26
3.1	Notes	26
3.2	Recordkeeping	26
SECTION 4	INTEREST	27
4.1	Interest Rates	27
4.2	Interest Payment Dates	27
4.3	Setting and Notice of LIBOR Rates	27
SECTION 5	FEES	27
5.1	Non-Use Fee	27
5.2	Letter of Credit Fees	28
5.3	Administrative Agent’s Fees	28
SECTION 6	REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS	28
6.1	Reduction or Termination of the Revolving Commitment	28
6.1.1	Voluntary Reduction or Termination of the Revolving Commitment	28
6.1.2	All Reductions of the Revolving Commitment	28
6.2	Prepayments	28
6.2.1	Voluntary Prepayments	29
6.2.2	Mandatory Prepayments	29
6.3	Repayments	30
6.3.1	Revolving Loans	30
6.3.2	Term Loan A	30
SECTION 7	MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES	30
7.1	Making of Payments	30

7.2	Application of Certain Payments	30
7.3	Due Date Extension	31
7.4	Setoff	31
7.5	Payments Generally; Administrative Agent’s Clawback	31
7.6	Proration of Payments	33
7.7	Taxes	33
SECTION 8	INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS	35
8.2	Basis for Determining Interest Rate Inadequate or Unfair	36
8.3	Changes in Law Rendering LIBOR Loans Unlawful	36
8.4	Funding Losses	36
8.5	Right of Lenders to Fund through Other Offices	37
8.6	Discretion of Lenders as to Manner of Funding	37
8.7	Mitigation of Circumstances; Replacement of Lenders	37
8.8	Conclusiveness of Statements; Survival of Provisions	37
SECTION 9	REPRESENTATIONS AND WARRANTIES	38
9.1	Organization	38
9.2	Authorization; No Conflict	38
9.3	Validity and Binding Nature	38
9.4	Financial Condition	38
9.5	No Material Adverse Change	38
9.6	Litigation and Contingent Liabilities	38
9.7	Ownership of Properties; Liens	39
9.8	Equity Ownership; Subsidiaries	39
9.9	Pension Plans	39
9.10	Investment Company Act	40
9.11	[Intentionally Omitted]	40
9.12	Regulation U	40
9.13	Taxes	40
9.14	Solvency, etc	40
9.15	Environmental Matters	40
9.16	Insurance	41
9.17	Real Property	41
9.18	Information	41
9.19	Intellectual Property	41
9.20	Burdensome Obligations	41
9.21	Labor Matters	41
9.22	No Default	41
9.23	Pledge Agreement	41
SECTION 10	AFFIRMATIVE COVENANTS	42
10.1	Reports, Certificates and Other Information	42
10.1.1	Annual Report	42
10.1.2	Interim Reports	42
10.1.3	Compliance Certificates	43
10.1.4	Reports to the SEC and to Shareholders	43
10.1.5	Notice of Default, Litigation and ERISA Matters	43
10.1.6	Management Reports	44
10.1.7	Projections	44
10.1.8	Other Information	44
10.2	Books, Records and Inspections	44
10.3	Maintenance of Property; Insurance	45
10.4	Compliance with Laws; Payment of Taxes and Liabilities	45

- ii -

10.5	Maintenance of Existence, etc	46
10.6	Use of Proceeds	46
10.7	Employee Benefit Plans	46
10.8	Environmental Matters	46
10.9	Further Assurances	47
10.10	Pledge of Capital Securities.	47
10.11	Subsidiary Guarantors.	47
SECTION 11.	NEGATIVE COVENANTS	47
11.1	Debt	47
11.2	Liens	48
11.3	Restricted Payments	49
11.4	Mergers, Consolidations, Sales	50
11.5	Modification of Organizational Documents	51
11.6	Transactions with Affiliates	51
11.7	Unconditional Purchase Obligations	51
11.8	Inconsistent Agreements	51
11.9	Business Activities; Issuance of Equity	52
11.10	Investments	52
11.11	Fiscal Year	53
11.12	Financial Covenants	53
11.12.1	Consolidated Fixed Coverage Ratio	53
11.12.2	Consolidated Leverage Ratio	53
SECTION 12.	EFFECTIVENESS; CONDITIONS OF LENDING, ETC	53
12.1	Initial Credit Extension	54
12.1.1	Notes	54
12.1.2	Authorization Documents	54
12.1.3	Consents, etc	54
12.1.4	Letter of Direction	54
12.1.5	Guaranty Agreement	54
12.1.6	Opinions of Counsel	54
12.1.7	Insurance	54
12.1.8	Payment of Fees	54
12.1.9	Search Results; Lien Terminations	55
12.1.10	Closing Certificate, Consents and Permits	55
12.1.11	Other	55
12.2	Conditions	55
12.2.1	Compliance with Warranties, No Default, etc	55
12.2.2	Confirmatory Certificate	55
SECTION 13	EVENTS OF DEFAULT AND THEIR EFFECT	55
13.1	Events of Default	55
13.1.1	Non-Payment of the Loans, etc	55
13.1.2	Default under Other Agreements	56
13.1.3	Bankruptcy, Insolvency, etc	56
13.1.4	Non-Compliance with Loan Documents	56
13.1.5	Representations; Warranties	56
13.1.6	Invalidity of Guaranty Documents, etc	56
13.1.7	Change of Control	56
13.1.8	Judgments	56
13.2	Effect of Event of Default	57
SECTION 14	THE AGENT	57
14.1	Appointment and Authority	57

- iii -

14.2	Rights as a Lender	57
14.3	Exculpatory Provisions	57
14.4	Reliance by Administrative Agent	58
14.5	Delegation of Duties	58
14.6	Resignation of Administrative Agent	59
14.7	Non-Reliance on Administrative Agent and Other Lenders	59
14.8	No Other Duties, Etc	60
14.9	Administrative Agent May File Proofs of Claim	60
14.10	Collateral and Guaranty Matters.	60
14.11	Intercreditor Agreement.	61
SECTION 15	GENERAL	61
15.1	Waiver; Amendments	61
15.2	Confirmations	62
15.3	Notices; Effectiveness; Electronic Communication	62
15.3.1	Notices Generally	62
15.3.2	Electronic Communications	62
15.3.3	The Platform	62
15.3.4	Change of Address, Etc	63
15.3.5	Reliance by Administrative Agent, Issuing Lender and Lenders	63
15.4	Computations	63
15.5	Expenses; Indemnity; Damage Waiver	64
15.5.1	Costs and Expenses	64
15.5.2	Indemnification by the Company	64
15.5.3	Reimbursement by Lenders	65
15.5.4	Waiver of Consequential Damages, Etc	65
15.5.5	Payments	65
15.5.6	Survival	65
15.6	Assignments; Participations	65
15.7	GOVERNING LAW	69
15.8	Confidentiality	69
15.09	Survival of Representations and Warranties	70
15.10	Severability	70
15.11	Nature of Remedies	70
15.12	Entire Agreement	70
15.13	Counterparts	70
15.14	Successors and Assigns	70
15.15	Captions	71
15.16	Customer Identification - USA Patriot Act Notice	71
15.17	No Advisory or Fiduciary Responsibility	71
15.18	FORUM SELECTION AND CONSENT TO JURISDICTION	71
15.19	WAIVER OF JURY TRIAL	72

- iv -

ANNEXES

ANNEX A                                           Lenders and Pro Rata Shares
ANNEX B                                           Addresses for Notices

SCHEDULES

SCHEDULE 9.6                                   Litigation and Contingent Liabilities
SCHEDULE 9.8                                   Subsidiaries
SCHEDULE 9.16                                 Insurance
SCHEDULE 9.17                                 Real Property
SCHEDULE 9.21                                 Labor Matters
SCHEDULE 11.1                                 Existing Debt
SCHEDULE 11.2                                 Existing Liens
SCHEDULE 11.11                               Investments

EXHIBITS

EXHIBIT A                                          Form of Note (Section 3.1)
EXHIBIT B                                           Form of Compliance Certificate (Section 10.1.3)
EXHIBIT C                                           Form of Assignment and Assumption (Section 15.6)
EXHIBIT D                                           Form of Notice of Borrowing (Section 2.2.2)
EXHIBIT E                                           Form of Notice of Conversion/Continuation (Section 2.2.3)

- i -

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of June 7, 2006 (this “Agreement”) is entered into among HURON CONSULTING GROUP INC. (the “Company”), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”) and BANK OF AMERICA, N.A. (successor to LaSalle Bank National Association), as administrative agent for the Lenders (together with its successors and assigns in such capacity, the “Administrative Agent”).

The Lenders have agreed to make available to the Company a senior secured revolving credit and term loan facilities upon the terms and conditions set forth herein.

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

SECTION 1           DEFINITIONS.

1.1           Definitions.  When used herein the following terms shall have the following meanings:

Account Debtor is defined in the Guaranty Agreement.

Acquired Debt means mortgage Debt or Debt with respect to Capital Leases of a Person existing at the time such Person became a Subsidiary or assumed by the Company or a Subsidiary of the Company pursuant to an Acquisition permitted hereunder (and not created or incurred in connection with or in anticipation of such Acquisition) which is otherwise permitted by the terms of this Agreement.

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

Administrative Agent -- see the Preamble.

Affected Loan – see Section 8.3.

Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans.  A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote twenty-five percent (25%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  Unless expressly stated otherwise herein, neither the Administrative Agent nor any Lender shall be deemed an Affiliate of any Loan Party.

Agent Fee Letter means the Fee letter dated as of May 21, 2008 among the Company, the BAS and the Administrative Agent.

Agreement -- see the Preamble.

Amendment No. 6 Effectiveness Date means July 8, 2008.

Applicable Margin means, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect, it being understood that the Applicable Margin for (i) LIBOR Loans shall be the percentage set forth under the column “LIBOR Margin”, (ii) Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (iii) the Non- Use Fee Rate shall be the percentage set forth under the column “Non-Use Fee Rate” and (iv) the L/C Fee shall be the percentage set forth under the column “L/C Fee Rate”:

Level	Consolidated Leverage Ratio	LIBOR Margin	Base Rate Margin	Non-Use Fee Rate	L/C Fee Rate
I	Greater than 2.50:1	250.0 bps	150.0 bps	50.0 bps	250.0 bps
II	Greater than 2.00:1 but less than or equal to 2.50:1	225.0 bps	125.0 bps	45.0 bps	225.0 bps
III	Greater than 1.50:1 but less than or equal to 2.00:1	200.0 bps	100.0 bps	40.0 bps	200.0 bps
IV	Greater than 1.00:1 but less than or equal to 1.50:1	175.0 bps	75.0 bps	35.0 bps	175.0 bps
V	Less than or equal to 1.00:1	150.0 bps	50.0 bps	30.0 bps	150.0 bps

Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio shall become effective not later than the date five (5) Business Days immediately following the date a Compliance Certificate is delivered pursuant to Section 10.1.3; provided, however, that if a Compliance Certificate is not delivered when due in accordance therewith, then, upon the request of the Required Lenders, Pricing Level I shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.  The Applicable Margin in effect from the Amendment No. 6 Effectiveness Date through the date for delivery of the annual Compliance Certificate for the fiscal quarter and year ending December 31, 2008 shall be determined based upon Pricing Level I.  Determinations by the Administrative Agent of the appropriate Pricing Level shall be conclusive absent manifest error.  Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 1.3(b).

Approved Fund means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Arrangers means Banc of America Securities LLC and J.P. Morgan Securities Inc., in each case together with its successors and assigns.

Asset Disposition means the sale, lease, assignment or other transfer for value by the Company or any of its Subsidiaries to any Person (other than a Loan Party) of any practice group, asset or right of the Company or such Subsidiary (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to any Loan Party) condemnation, confiscation, requisition, seizure or taking thereof) other than (a) the disposition of any asset which is to be replaced, and is in fact replaced, within thirty (30) days with another asset performing the same or a similar function and (b) the sale or lease of inventory in the ordinary course of business.

Assignment and Assumption means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 15.6(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

Attorney Costs means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, the reasonable allocable cost of internal legal services of such Person, all reasonable disbursements of such internal counsel and all court costs and similar legal expenses.

Attributable Principal Amount means (a) in the case of capital leases, the amount of capital lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a capital lease determined in accordance with GAAP, (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in the case of Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease).

Bank of America means Bank of America, N.A., together with its successors and assigns.

Bank Products means any service or facility extended to any Loan Party by any Lender or its Affiliates in connection with the Loan Documents or the transactions contemplated thereby including:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.

BAS means Banc of America Securities LLC, together with its successors and assigns.

Base Rate means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus one-half of one percent (0.5%) and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

Base Rate Margin - see the definition of Applicable Margin.

Borrower Materials – see Section 10.1.8.

BSA - see Section 10.4.

Business Day means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative

Agent’s office (as set forth on Annex B) is located and, if such day relates to any LIBOR Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

Capital Securities means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

Cash Collateralize means to deliver cash collateral to the Administrative Agent, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation satisfactory to the Administrative Agent.  Derivatives of such term have corresponding meanings.

Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.  or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000.00), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than one hundred percent (100%) of the repurchase obligation of such Lender (or other commercial banking institution) thereunder and (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by the Administrative Agent.

Change of Control means the occurrence of any of the following events: (a) Any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934 (the “Act”), shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than twenty-five percent (25%) of the outstanding securities (on a fully diluted basis and taking into account any securities or contract rights exercisable, exchangeable or convertible into equity securities) of the Company having voting rights in the election of directors under normal circumstances; (b) a majority of the members of the Board of Directors of the Company shall cease to be Continuing Members; or (c) the Company shall cease to, directly or indirectly, own and control sixty-six percent (66%) of each class of the outstanding Capital Securities of any Wholly-Owned Subsidiary.  For purposes of the foregoing, “Continuing Member” means a member of the Board of Directors of the Company who either (i) was a member of the Company’s Board of Directors on the day before the Closing Date and has been such continuously thereafter or (ii) became a member of such Board of Directors after the day before the Closing Date and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of the Company’s Board of Directors.

Closing Date - see Section 12.1.

Code means the Internal Revenue Code of 1986.

Commitment means, as to any Lender, such Lender’s commitment to make Loans, and to issue or participate in Letters of Credit, under this Agreement.  The initial amount of each Lender’s commitment to make Loans is set forth on Annex A.

Company - see the Preamble.

Compliance Certificate means a Compliance Certificate in substantially the form of Exhibit B.

Computation Period means each period of four (4) consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

Consolidated EBITDA means, for any period for the Company and its Subsidiaries, the sum of (a) Consolidated Net Income, plus, (b) to the extent deducted in determining such Consolidated Net Income, (i) Consolidated Interest Expense, plus (ii) taxes, plus (iii) depreciation and amortization, plus (iv) non-cash stock compensation expense (including FAS123R impact), in each case determined on a consolidated basis in accordance with GAAP, plus (c) for the periods ending prior to June 30, 2009, the Stockamp Accounting Adjustments.  Except as otherwise expressly provided, the applicable period shall be the four (4) consecutive fiscal quarters ending as of the date of determination.

Consolidated EBITDAR means, for any period for the Company and its Subsidiaries, the sum of (a) Consolidated EBITDA, plus (b) rent and lease expense, in each case determined on a consolidated basis in accordance with GAAP.  Except as otherwise expressly provided, the applicable period shall be the four (4) consecutive fiscal quarters ending as of the date of determination.

Consolidated Fixed Charge Coverage Ratio means, for the Company and its Subsidiaries as of the last day of each fiscal quarter for the period of four (4) consecutive fiscal quarters ending on such day, the ratio of (a) Consolidated EBITDAR to (b) Consolidated Fixed Charges, in each case determined on a consolidated basis in accordance with GAAP.

Consolidated Fixed Charges means, for any period for the Company and its Subsidiaries, the sum of (a) the cash portion of Consolidated Interest Expense, plus (b) scheduled principal payments made on Consolidated Funded Debt (and including, for purposes hereof, all payments under earnout obligations whether or not constituting Debt hereunder), plus (c) rent and lease expense, plus (d) the aggregate amount of Restricted Payments actually paid in cash during the period to Persons other than the Company or any domestic Wholly-Owned Subsidiary, in each case on a consolidated basis determined in accordance with GAAP.  Except as otherwise expressly provided, the applicable period shall be the four (4) consecutive fiscal quarters ending as of the date of determination.

Consolidated Funded Debt means Funded Debt of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

Consolidated Interest Expense means, for any period for the Company and its Subsidiaries, all interest expense on a consolidated basis determined in accordance with GAAP, but including, in any event, the interest component under capital leases and the implied interest component under securitization transactions.  Except as expressly provided otherwise, the applicable period shall be the four (4) consecutive fiscal quarters ending as of the date of determination.

Consolidated Leverage Ratio means, as of the last day of each fiscal quarter, the ratio of (i) Consolidated Funded Debt on such date, to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending as of such day.

Consolidated Net Income means, for any period for the Company and its Subsidiaries, net income (or loss) determined on a consolidated basis in accordance with GAAP, but excluding for purposes of determining the Consolidated Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio, any extraordinary gains or losses and related tax effects thereon.  Except as otherwise expressly provided, the applicable period shall be the four (4) consecutive fiscal quarters ending as of the date of determination.

Contingent Liability means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person:  (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise):  (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss.  The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.  The term “Contingent Liability” shall exclude (x) endorsements of instruments for deposit or collection in the ordinary course of business and product and services warranties extended in the ordinary course of business, (y) except to the extent required to be recorded as a liability under GAAP, earn-out obligations relating to any Acquisition and (z) liabilities attributable to the Company’s contributions of Capital Securities into the escrow account established in connection with the Stockamp Acquisition.

Controlled Group means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

Debt of any Person means, without duplication, (a) all indebtedness of such Person, (b) all borrowed money of such Person, whether or not evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), (g) all Hedging Obligations of such Person, (h) all Contingent Liabilities of such Person, (i) all Debt of any partnership of which such Person is a general partner and (j) any Capital Securities or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No.  150 or otherwise.

Defaulting Lender – see Section 2.4.

Dollar and the sign $ mean lawful money of the United States of America.

Domestic Subsidiary means any Subsidiary that is organized under the laws of any State of the United States or the District of Columbia.

Eligible Assignee means any Person that meets the requirements to be an assignee under Section 15.6(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 15.6(b)(iii)).

Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

Equity Transaction means, with respect to the Company and its Subsidiaries, any issuance or sale of its Capital Securities, other than an issuance or sale (i) of a Subsidiary to the Company or another Subsidiary, (ii) in connection with a conversion of debt securities to equity, (iii) in connection with the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement, and (iv) in connection with an Acquisition otherwise permitted hereunder.

ERISA means the Employee Retirement Income Security Act of 1974.

Event of Default means any of the events described in Section 13.1.

Excluded Taxes means taxes based upon, or measured by, the Lender’s or Administrative Agent’s (or a branch of the Lender’s or Administrative Agent’s) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a taxing authority (a) in a jurisdiction in which such Lender or Administrative Agent is organized, (b) in a jurisdiction which the Lender’s or Administrative Agent’s principal office is located, or (c) in a jurisdiction in which such Lender’s or Administrative Agent’s lending office (or branch) in respect of which payments under this Agreement are made is located.

Federal Funds Rate means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of one one-hundredth of one percent (0.01) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

First-Tier Foreign Subsidiary means any Foreign Subsidiary that is owned directly by the Company or a Domestic Subsidiary.

Fiscal Quarter means a fiscal quarter of a Fiscal Year.

Fiscal Year means the fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year.  References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2006”) refer to the Fiscal Year ending on December 31 of such calendar year.

Foreign Subsidiary means any Subsidiary that is not a Domestic Subsidiary.

FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

Fund means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

Funded Debt means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable incurred in the ordinary course of business and payable on customary trade terms and (ii) except to the extent required to be recorded as a liability under GAAP, earn-out obligations relating to Acquisitions);

(c)           all direct obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements);

(d)           the Attributable Principal Amount of capital leases and Synthetic Leases;

(e)           the Attributable Principal Amount of Securitization Transactions;

(f)           all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments;

(g)           Support Obligations in respect of Funded Debt of another Person; and

(h)           Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Funded Debt shall be determined (i) based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), (ii) based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and (iii) based on the amount of Funded Debt that is the subject of the Support Obligations in the case of Support Obligations under clause (g).  For purposes of determining the Consolidated Leverage Ratio, Funded Debt shall not include liabilities attributable to the Company’s contributions of Capital Securities into the escrow account established in connection with the Stockamp Acquisition.

GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.

Group - see Section 2.2.1.

Guaranty Agreement means the Guaranty Agreement dated as of the date hereof executed and delivered by the Guarantors, together with any joinders thereto and any other Guaranty Agreement executed by a Guarantor, in each case in form and substance satisfactory to the Administrative Agent.

Guarantor means each Material Domestic Subsidiary, together with its respective successors and assigns.

Hazardous Substances means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

Hedging Obligation means, with respect to any Person, any liability of such Person under any Hedging Agreement.

Indemnitee – see Section 15.5.2.

Interest Period means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two, three or six months thereafter as selected by the Company pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

(a)           if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)           any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)           the Company may not select any Interest Period for a Revolving  Loan which would extend beyond the scheduled Termination Date; and

(d)           no Interest Period with respect to the Term Loan A shall extend beyond any principal amortization payment date, except to the extent that the portion of such Loan comprised of LIBOR Loans that is expiring prior to the applicable principal amortization payment date plus the portion comprised of Base Rate Loans equals or exceeds the principal amortization payment then due.

Investment means, with respect to any Person, any investment in another Person, whether by acquisition of any debt or Capital Security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition.

Issuing Lender means Bank of America, in its capacity as the issuer of Letters of Credit hereunder, or any Affiliate of Bank of America that may from time to time issue Letters of Credit, and their successors and assigns in such capacity.

L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuing Lender at the time of such request for the type of letter of credit requested.

L/C Fee Rate - see the definition of Applicable Margin.

Lenders - see the Preamble.  References to the “Lenders” shall include the Issuing Lender; for purposes of clarification only, to the extent that Bank of America (or any successor Issuing Lender) may have any rights or obligations in addition to those of the other Lenders due to its status as Issuing Lender, its status as such will be specifically referenced.

Letter of Credit - see Section 2.1.2.

Letter of Credit Sublimit – see Section 2.1.2.

LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.

LIBOR Margin - see the definition of Applicable Margin.

LIBOR Office means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the LIBOR Loans of such Lender hereunder.  A LIBOR Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.

LIBOR Rate means, for any Interest Period with respect to a LIBOR Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

Loan Documents means this Agreement, the Notes, the Letters of Credit, the Master Letter of Credit Agreement, the L/C Applications, the Agent Fee Letter, the Guaranty Agreement, the Pledge Agreement and all documents, instruments and agreements delivered in connection with the foregoing.

Loan Party means the Company and each Guarantor.

Loan or Loans means, as the context may require, Revolving Loans, the Term Loan A and/or Swing Line Loans.

Margin Stock means any “margin stock” as defined in Regulation U.

Master Letter of Credit Agreement means, at any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement or reimbursement agreement in the form, if any, being used by the Issuing Lender at such time.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business or properties of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of the Obligations under any Loan Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.

Material Domestic Subsidiary – means, (a) Huron Consulting Group Holdings LLC, a Delaware limited liability company, (b) Huron Consulting Services LLC, a Delaware limited liability company, (c) Wellspring Management Services LLC, a Delaware limited liability company, (d) Huron Demand LLC, a Delaware limited liability company, and (e) each Domestic Subsidiary of the Company that, for any period of four (4) consecutive fiscal quarters (determined as of the last day of such period), (i) has EBITDA that exceeds $500,000.00 or (ii) when taken together with all other Domestic Subsidaries that are not Guarantors as a group, has EBITDA that exceeds $2,000,000.00.

Material First-Tier Foreign Subsidiary means (a) Huron (UK) Limited, a UK limited liability company, (b) Kabushiki Huron Consulting Group (doing business as Huron Consulting Group, Ltd.), a Japan business corporation and (c) each other first-tier Foreign Subsidiary of the Company; provided, however, that no Foreign Subsidiary of the Company shall be required to become a Guarantor to the extent that, and so long as, the Company notifies the Administrative Agent that the Company has determined in good faith that: (i) doing so would result in material adverse tax consequences upon any Loan Party; and (ii) the failure of such Foreign Subsidiary to become a Guarantor shall not, and is not reasonably anticipated to, have a material adverse affect on the financial condition, business operations or creditworthiness of any Loan Party.  If it is determined pursuant to the foregoing sentence that a Foreign Subsidiary is required to become a Guarantor, it shall become a Guarantor within sixty (60) days after its formation or acquisition by a Loan Party.  If it is determined that a Foreign Subsidiary is not required to be a Guarantor and thereafter that either of the conditions in (i) or (ii) of this paragraph ceases to be applicable (due to a change in the tax laws or a financial restructuring of the Foreign Subsidiary or any other reason), then the Foreign Subsidiary shall become a Guarantor within sixty (60) days after such determination is made.

Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any other member of the Controlled Group may have any liability.

Net Cash Proceeds means:

(a)           with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Asset Disposition net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Company to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Disposition (other than the Loans);

(b)           with respect to any issuance of Capital Securities, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriters’ commissions); and

(c)           with respect to any issuance of Debt, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters’ and placement fees).

Non-U.S. Participant - see Section 7.7(d).

Non-Use Fee Rate - see the definition of Applicable Margin.

Note means a promissory note substantially in the form of Exhibit A.

Notice of Borrowing - see Section 2.2.2.

Notice of Conversion/Continuation - see Section 2.2.3(b).

Obligations means all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement and any other Loan Document including Attorney Costs and any reimbursement obligations of each Loan Party in respect of Letters of Credit and surety bonds, all Hedging Obligations permitted hereunder which are owed to any Lender or its Affiliate or Administrative Agent, and all Bank Products Obligations, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

OFAC - see Section 10.4.

Operating Lease means any lease of (or other agreement conveying the right to use) any real or personal property by any Loan Party, as lessee, other than any Capital Lease.

PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

Participant - see Section 15.6(d).

Patriot Act – see Section 15.16.

Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

Permitted Lien means a Lien expressly permitted hereunder pursuant to Section 11.2.

Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

Platform has the meaning specified in Section 10.1.8.

Pledge Agreement means the pledge agreement dated as of the Amendment No. 6 Effectiveness Date given by the Loan Parties, as pledgors, to the Administrative Agent to secure the Obligations, and any other pledge agreements that may be given by any Person pursuant to the terms hereof, in each case as the same may be amended and modified from time to time.

Pro Forma Basis means, with respect to any transaction, for purposes of determining (i) the Consolidated Leverage Ratio both for purposes of financial covenant compliance in Section 11.12.2 and for purposes of determining the appropriate Pricing Level in the definition of “Applicable Margin”, (ii) incurrence of Debt under Section 11.1(i), and (iii) the permissibility of Acquisitions under Section 11.4, that such transaction shall be deemed to have occurred as of the first day of the period of four (4) consecutive fiscal quarters ending as of the end of the most recent fiscal quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions hereof.  Further, for purposes of making calculations on a Pro Forma Basis hereunder, (a) in the case of any Asset Disposition, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such Asset Disposition shall be excluded to the extent relating to any period prior to the date thereof and (ii) Debt paid or retired in connection with such Asset Disposition shall be deemed to have been paid and retired as of the first day of the applicable period; (b) in the case of any Acquisition, merger or consolidation, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject thereof shall be included to the extent relating to any period prior to the date thereof and (ii) Debt incurred in connection with such Acquisition, merger or consolidation, shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period assuming prevailing interest rates hereunder) ; and (c) in the case of incurrence of Debt under Section 11.1(i), the Debt shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period assuming prevailing interest rates in respect thereof).

Pro Rata Share means:

(i)           Revolving Commitments.  With respect to each Lender’s obligation to make Revolving Loans, participate in Letters of Credit, reimburse the Issuing Lender, and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) prior to the Revolving Commitments being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Revolving Commitment, by (ii) the aggregate Revolving Commitments of all of the Revolving Lenders, and (y) from and after the time the Revolving Commitments have been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Revolving Outstandings (after settlement and repayment of all Swing Line Loans by the Lenders) by (ii) the aggregate unpaid principal amount of all Revolving Outstandings;

(ii)           Term Loan A Commitments.  With respect to each Lender’s obligation to make its pro rata share of the Term Loan A, and receive payments of principal, interest, fees, costs and expenses with respect thereto, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Term Loan A by (ii) the aggregate unpaid principal amount of the Term Loan A; and

(iii)           Total Commitments.  For purposes of determinations under “Required Lenders” and otherwise with respect to costs and expenses hereunder, with respect to each Lender, the percentage obtained by dividing (i) the sum of the amount of such Lender’s Revolving Commitment or Revolving Outstandings, as appropriate, plus the aggregate unpaid principal amount of such Lender’s Term Loan A, by (ii) the sum of the aggregate amount of all the Revolving Commitments or the aggregate unpaid principal amount of all Revolving Outstandings, as appropriate, plus the aggregate unpaid principal amount of the Term Loan A.

Refunded Swing Line Loan - see Section 2.2.4(c).

Register – see Section 15.6(c).

Regulation D means Regulation D of the FRB.

Regulation U means Regulation U of the FRB.

Related Parties means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

Replacement Lender – see Section 8.7(b).

Reportable Event means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

Required Lenders means, at any time, Lenders whose Pro Rata Shares exceed sixty-six and two-thirds of one percent (66⅔%) as determined pursuant to the definition of “Pro Rata Share”; provided, however, that the Pro Rata Shares of any Defaulting Lender shall not be included in the calculation of “Required Lenders” for so long as such Lender remains a Defaulting Lender.  In the event that at any time there are only two Lenders, then Required Lenders means both Lenders.

Restricted Payments – see Section 11.3.

Revolving Commitment means, with respect to each Lender with a Revolving Commitment, such Lender’s commitment to make Revolving Loans, participate in Letters of Credit and reimburse the Issuing Lender, and with respect to all of the Lenders with Revolving Commitments, the aggregate amount of the Revolving Commitments, or TWO HUNDRED FORTY MILLION AND 00/100 DOLLARS ($240,000,000.00), as increased or reduced, from time to time, in accordance with the provisions of Section 2.1.4 or Section 6.1, as appropriate.  The Revolving Commitments, as of the Amendment No. 6 Effectiveness Date, are set out in Annex A.

Revolving Commitment Amount means, with respect to each Lender with a Revolving Commitment, the amount of such Lender’s Revolving Commitment, and with respect to all of the Lenders with Revolving Commitments, the aggregate amount of the Revolving Commitments.  The Revolving Commitment Amounts, as of the Amendment No. 6 Effectiveness Date, are set out in Annex A.

Revolving Loan - see Section 2.1.1.

Revolving Loan Availability means the Revolving Commitments.

Revolving Obligations means the Revolving Loans, the aggregate Stated Amount of Letters of credit, and the Swing Line Loans.

Revolving Outstandings means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the Stated Amount of all Letters of Credit.

Sale and Leaseback Transaction means, with respect to the Company or any Subsidiary, any arrangement, directly or indirectly, with any Person (other than a Loan Party) whereby the Company or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

Securitization Transaction means any financing or factoring or similar transaction (or series of such transactions) entered into by the Company or any of its Subsidiaries pursuant to which such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment (the “Securitization Receivables”) to a special purpose subsidiary or affiliate (a “Securitization Subsidiary”) or any other Person.

Senior Officer means, with respect to any Loan Party, any of the chief executive officer, the chief financial officer, the chief operating officer or the treasurer of such Loan Party.

Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

Stockamp means Stockamp & Associates, Inc., an Oregon corporation.

Stockamp Accounting Adjustments means adjustments (positive or negative) to Consolidated EBITDA giving effect to the Stockamp Acquisition and the transition from “cash basis” accounting to “accrual” accounting in connection therewith, on the recommendation of an independent third-party accounting firm or financial services firm reasonably acceptable to the Administrative Agent, and which adjustments shall be reasonably acceptable to the Administrative Agent.

Stockamp Acquisition means the acquisition of substantially all of the assets, business and operations by the Company pursuant to the Stockamp Acquisition Agreement and all other documents and instruments executed in connection therewith.

Stockamp Acquisition Agreement means that certain asset purchase agreement, dated as of July 8, 2008, by and among Stockamp, the shareholders of Stockamp and the Company.

Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than fifty percent (50%) of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity.  Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

Support Obligations means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Funded Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Funded Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Funded Debt or other obligation of the payment or performance of such Funded Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Funded Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Funded Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Funded Debt or other obligation of any other Person, whether or not such Funded Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Funded Debt to obtain any such Lien).  The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  For purposes hereof, except to the extent required to be recorded as a liability under GAAP, the term “Support Obligations” shall not include earn-out obligations relating to any Acquisition.

Swing Line Availability means the lesser of (a) the Swing Line Commitment Amount and (b) Revolving Loan Availability (less Revolving Outstandings at such time).

Swing Line Commitment Amount means $15,000,000.00, as reduced from time to time pursuant to Section 6.1, which commitment constitutes a subfacility of the Commitment of the Swing Line Lender.

Swing Line Lender means Bank of America.

Swing Line Loan - see Section 2.2.4.

Synthetic Lease means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

Taxes means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.

Termination Date means the earlier to occur of (a) February 23, 2012 or (b) such other date on which the Commitments terminate pursuant to Section 6 or 13.

Termination Event means, with respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of Company or any other member of the Controlled Group from such Pension Plan during a plan year in which Company or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.

Term Loan A shall have the meaning provided in Section 2.1.3.

Term Loan A Commitment means, with respect to each Lender with Term Loan A Commitments, such Lender’s commitment to make its pro rata share of the Term Loan A, and with respect to all the Lenders with Term Loan A Commitments, the aggregate amount of the Term Loan A Commitments, or Two Hundred Twenty Million and 00/100 Dollars ($220,000,000.00).  The Term Loan A Commitments, as of the Amendment No. 6 Effectiveness Date, are set out in Annex A.

Term Loan A Commitment Amount means, with respect to each Lender with Term Loan A Commitments, the amount of such Lender’s Term Loan A Commitment, and with respect to all of the Lenders with Term Loan A Commitments, the aggregate amount of the Term Loan A Commitments.  The Term Loan A Commitment Amounts, as of the Amendment No. 6 Effectiveness Date, are set out in Annex A.

Total Commitments means the Revolving Commitments and the Term Loan A Commitments.

Total Commitment Amount means the Revolving Commitment Amounts and the Term Loan A Commitment Amounts.

Total Plan Liability means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

Type - see Section 2.2.1.

Unfunded Liability means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

Withholding Certificate - see Section 7.7(d).

Wholly-Owned Subsidiary means, as to any Person, a Subsidiary all of the Capital Securities of which (except directors’ qualifying Capital Securities) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

1.2           Other Interpretive Provisions.  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(a)           Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(b)           The term “including” is not limiting and means “including without limitation.”

(c)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(d)           Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(e)           This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

(f)           This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company, the Lenders and the other parties thereto and are the products of all parties.  Accordingly, they shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.

1.3           Retroactive Adjustments to Applicable Margin.

(a)           All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s prime rate shall be made on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a three hundred sixty (360)-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred sixty-five (365)-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 7.5(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)           If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Company shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders and/or the Issuing Lender, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the any Issuing Lender, as the case may be, under Section 2.3 or Section 13.2.  The Company’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

1.4           Accounting Terms and Provisions.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements of the Company for the fiscal year ended December 31, 2007, except as otherwise specifically prescribed herein.

(b)           Notwithstanding any provision herein to the contrary, determinations of (i) the applicable pricing level under the definition of “Applicable Margin” and (ii) compliance with the Consolidated Leverage Ratio in Section 11.12.2 shall, in each case, be made on a Pro Forma Basis.

(c)           The Company will provide a written summary of material changes in GAAP or in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 10.1.3.  If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall object in writing to determining compliance based on such change, then such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to Section 10.1.1 or 10.1.2 as to which no such objection has been made.

SECTION 2	COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND
LETTER OF CREDIT PROCEDURES.

2.1           Commitments.  On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to, and to issue or participate in letters of credit for the account of, the Company as follows:

2.1.1                      Revolving Commitments.  Each Lender agrees to make loans on a revolving basis (“Revolving Loans”) from time to time until the Termination Date in such Lender’s Pro Rata Share of such aggregate amounts as the Company may request from all Lenders; provided that the Revolving Outstandings will not at any time exceed the Revolving Loan Availability (less the amount of any Swing Line Loans outstanding at such time).

2.1.2                      Letter of Credit Commitment.  Subject to Section 2.3.1, the Issuing Lender agrees to issue letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Lender (each, a “Letter of Credit”), at the request of and for the account of the Company from time to time before the scheduled Termination Date and, as more fully set forth in Section 2.3.2, each Lender agrees to purchase a participation in each such Letter of Credit; provided that (a) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $20,000,000.00 (the “Letter of Credit Sublimit”), and (b) the Revolving Outstandings shall not at any time exceed the Revolving Loan Availability (less the amount of any Swing Line Loans outstanding at such time).

2.1.3                      Term Loan A.  On the Amendment No. 6 Effectiveness Date, the Lenders with Term Loan A Commitments will make a term loan (the “Term Loan A”) to the Company in an original aggregate principal amount of TWO HUNDRED TWENTY MILLION DOLLARS ($220,000,000.00).  The Term Loan A may be advanced net of any original issue discount as may be agreed and may consist of Base Rate Loans, LIBOR Rate Loans, or a combination, as the Company may request.  Amounts repaid on the Term Loan A may not be reborrowed.

2.1.4                      Increase in Revolving Commitments.  Subject to the terms and conditions set forth herein, the Company may, at any time, upon written notice to the Administrative Agent, increase the Revolving Commitments by up to SIXTY MILLION DOLLARS ($60,000,000.00) to not more than THREE HUNDRED MILLION DOLLARS ($300,000,000.00); provided that:

(a)           the Company shall obtain commitments for the amount of the increase from existing Lenders or other commercial banks and financial institutions reasonably acceptable to the Administrative Agent, which other commercial banks and financial institutions shall join in this Agreement as Lenders by joinder agreement in form and substance reasonably acceptable to the Administrative Agent; provided that no existing Lender shall be required to increase its Pro Rata Share of the Revolving Commitment, and none of the Administrative Agent and the Arrangers shall have any responsibility for arranging such additional Revolving Commitments without their prior written consent and subject to such conditions, including fee arrangements, as they may require in connection therewith;

(b)           any such increase shall be in a minimum aggregate principal amount of $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof (or the remaining amount, if less);

(c)           if any Revolving Loans are outstanding at the time of any such increase, the Company will make such payments and adjustments on the Revolving Loans (including payment of any break-funding amounts owing under Section 8.4) as may be necessary to give effect to the revised commitment percentages and commitment amounts;

(d)           upfront fees, if any, in respect of the new commitments so established, shall be paid;

(e)           the conditions to the making of a Revolving Loan set forth in Section 12.2 shall be satisfied.

In connection with any such increase in the Revolving Commitments, Annex A will be revised to reflect the modified commitments and commitment percentages of the Lenders, and the Company will provide supporting resolutions, legal opinions, promissory notes and other items as may be reasonably requested by the Administrative Agent and the Lenders in connection therewith.  In the event of any nonratable increase in the Revolving Commitments under this subsection, the Company shall prepay any Revolving Loans outstanding on the date that the increase in the Revolving Commitments becomes effective (and pay any additional amounts required pursuant to Section 8.4) to the extent necessary to make the outstanding Revolving Loans reflect each Lender’s Pro Rata Share.  This subsection shall supersede any provisions in this Agreement to the contrary (including without limitation Section 15.1).

2.2           Loan Procedures.

2.2.1                      Various Types of Loans.  Each Revolving Loan and the Term Loan A shall be divided into tranches which are either Base Rate Loans or LIBOR Loans (each a “type” of Loan), as the Company shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3.  LIBOR Loans comprising the Revolving Loans or the Term Loan A, as applicable, and having the same Interest Period which expire on the same day are sometimes called a “Group” or collectively “Groups”.  Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that with respect to the Revolving Loans, not more than ten (10) different Groups of LIBOR Loans shall be outstanding at any one time, and with respect to the Term Loan A, not more than six (6) different Groups of LIBOR Loans shall be outstanding at any one time.  All borrowings, conversions and repayments of Revolving Loans or Loans comprising the Term Loan A shall be effected so that each Lender will have a ratable share (according to its Pro Rata Share) of all types and Groups of Loans.

2.2.2                      Borrowing Procedures.  The Company shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit D or telephonic notice (followed immediately by a Notice of Borrowing) to the Administrative Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 11:00 a.m., Chicago time, on the proposed date of such borrowing, and (b) in the case of a LIBOR Rate borrowing,11:00 a.m., Chicago time, at least three (3) Business Days prior to the proposed date of such borrowing.  Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify whether the borrowing is to be a Revolving Loan or a Term Loan A advance, the date, amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor.  Promptly upon receipt of such notice, the Administrative Agent shall advise each Lender thereof.  Not later than 1:00 p.m., Chicago time, on the date of a proposed borrowing, each Lender shall provide the Administrative Agent at the office specified by the Administrative Agent with immediately available funds covering such Lender’s Pro Rata Share of such borrowing and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in Section 12.2.2 with respect to such borrowing have not been satisfied, the Administrative Agent shall pay over the funds received by the Administrative Agent to the Company on the requested borrowing date.  Each borrowing shall be on a Business Day.  Each Base Rate borrowing shall be in an aggregate amount of at least $150,000.00 and an integral multiple of $100,000.00 and each LIBOR borrowing shall be in an aggregate amount of at least $250,000.00 and an integral multiple of at least $250,000.00.

2.2.3                      Conversion and Continuation Procedures.

(a)           Subject to Section 2.2.1, the Company may, upon irrevocable written notice to the Administrative Agent in accordance with clause (b) below:

(A)           elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than $250,000.00 a higher integral multiple of $250,000.00) into Loans of the other type; or

(B)           elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $250,000.00 or a higher integral multiple of $250,000.00) for a new Interest Period;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least $250,000.00 and an integral multiple of $250,000.00.

(b)           The Company shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 11:00 a.m., Chicago time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 11:00 a.m., Chicago time, at least three (3) Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(A)           the proposed date of conversion or continuation;

(B)           the aggregate amount of Loans to be converted or continued;

(C)           the type of Loans resulting from the proposed conversion or continuation; and

(D)           in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.

(c)           If upon the expiration of any Interest Period applicable to LIBOR Loans, the Company has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, the Company shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.

(d)           The Administrative Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Company, of the details of any automatic conversion.

(e)           Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.

2.2.4                      Swing Line Facility.

(a)           The Administrative Agent shall notify the Swing Line Lender upon the Administrative Agent’s receipt of any Notice of Borrowing.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.2.4, the Swing Line Lender may, in its sole discretion, make available from time to time until the Termination Date advances (each, a “Swing Line Loan”) in accordance with any such notice, notwithstanding that after making a requested Swing Line Loan, the sum of the Swing Line Lender’s Pro Rata Share of the Revolving Outstanding and all outstanding Swing Line Loans, may exceed the Swing Line Lender’s Pro Rata Share of the Revolving Commitment.  The provisions of this Section 2.2.4 shall not relieve Lenders of their obligations to make Revolving Loans under Section 2.1.1; provided that if the Swing Line Lender makes a Swing Line Loan pursuant to any such notice, such Swing Line Loan shall be in lieu of any Revolving Loan that otherwise may be made by the Lenders pursuant to such notice.  The aggregate amount of Swing Line Loans outstanding shall not exceed at any time the Swing Line Availability.  Until the Termination Date, the Company may from time to time borrow, repay and reborrow under this Section 2.2.4.  Each Swing Line Loan shall be made pursuant to a Notice of Borrowing delivered by the Company to the Administrative Agent in accordance with Section 2.2.2.  Any such notice must be given no later than 2:00 p.m., Chicago time, on the Business Day of the proposed Swing Line Loan.  Unless the Swing Line Lender has received at least one (1) Business Day’s prior written notice from the Required Lenders instructing it not to make a Swing Line Loan, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 12.2, be entitled to fund that Swing Line Loan, and to have such Lender make Revolving Loans in accordance with Section 2.2.4(c) or purchase participating interests in accordance with Section 2.2.4(d).  Notwithstanding any other provision of this Agreement or the other Loan Documents, each Swing Line Loan shall constitute a Base Rate Loan.  The Company shall repay the aggregate outstanding principal amount of each Swing Line Loan upon demand therefor by the Administrative Agent.

(b)           The entire unpaid balance of each Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Termination Date if not sooner paid in full.

(c)           The Swing Line Lender, at any time and in its sole and absolute discretion, shall on behalf of the Company (and the Company hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Lender with a Commitment (including the Swing Line Lender) to make a Revolving Loan to the Company (which shall be a Base Rate Loan) in an amount equal to that Lender’s Pro Rata Share of the principal amount of all Swing Line Loans (the “Refunded Swing Line Loan”) outstanding on the date such notice is given.  Unless any of the events described in Section 13.1.3 has occurred (in which event the procedures of Section 2.2.4(d) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan are then satisfied, each Lender shall disburse directly to the Administrative Agent, its Pro Rata Share on behalf of the Swing Line Lender, prior to 2:00 p.m., Chicago time, in immediately available funds on the date that notice is given (provided that such notice is given by 12:00 noon, Chicago time, on such date).  The proceeds of those Revolving Loans shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

(d)           If, prior to refunding a Swing Line Loan with a Revolving Loan pursuant to Section 2.2.4(c), one of the events described in Section 13.1.3 has occurred, then, subject to the provisions of Section 2.2.4(e) below, each Lender shall, on the date such Revolving Loan was to have been made for the benefit of the Company, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share of such Swing Line Loan.  Upon request, each Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(e)           Each Lender’s obligation to make Revolving Loans in accordance with Section 2.2.4(c) and to purchase participation interests in accordance with Section 2.2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Unmatured Event of Default or Event of Default; (iii) any inability of the Company to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If and to the extent any Lender shall not have made such amount available to the Administrative Agent or the Swing Line Lender, as applicable, by 2:00 p.m., Chicago time, the amount required pursuant to Section 2.2.4(c) or 2.2.4(d), as the case may be, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the Swing Line Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three (3) days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect.

2.3           Letter of Credit Procedures.

2.3.1                      L/C Applications.  The Company shall execute and deliver to the Issuing Lender the Master Letter of Credit Agreement from time to time in effect.  The Company shall give notice to the Administrative Agent and the Issuing Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least three (3) Business Days (or such lesser number of days as the Administrative Agent and the Issuing Lender shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit.  Each such notice shall be accompanied by an L/C Application, duly executed by the Company and in all respects satisfactory to the Administrative Agent and the Issuing Lender, together with such other documentation as the Administrative Agent or the Issuing Lender may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the scheduled Termination Date (unless such Letter of Credit is Cash Collateralized)) and whether such Letter of Credit is to be transferable in whole or in part.  Any Letter of Credit outstanding after the scheduled Termination Date which is Cash Collateralized for the benefit of the Issuing Lender shall be the sole responsibility of the Issuing Lender.  So long as the Issuing Lender has not received written notice that the conditions precedent set forth in Section 12 with respect to the issuance of such Letter of Credit have not been satisfied, the Issuing Lender shall issue such Letter of Credit on the requested issuance date.  The Issuing Lender shall promptly advise the Administrative Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder.  In the event of any inconsistency between the terms of the Master Letter of Credit Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.

2.3.2                      Participations in Letters of Credit.  Concurrently with the issuance of each Letter of Credit, the Issuing Lender shall be deemed to have sold and transferred to each Lender with a Commitment, and each such Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit and the Company’s reimbursement obligations with respect thereto.  If the Company does not pay any reimbursement obligation when due, the Company shall be deemed to have immediately requested that the Lenders make a Revolving Loan which is a Base Rate Loan in a principal amount equal to such reimbursement obligations.  The Administrative Agent shall promptly notify such Lenders of such deemed request and, without the necessity of compliance with the requirements of Section 2.2.2, Section 12.2 or otherwise, such Lender shall make available to the Administrative Agent its Pro Rata Share of such Loan.  The proceeds of such Loan shall be paid over by the Administrative Agent to the Issuing Lender for the account of the Company in satisfaction of such reimbursement obligations.  For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuing Lender’s “participation” therein.  The Issuing Lender hereby agrees, upon request of the Administrative Agent or any Lender, to deliver to the Administrative Agent or such Lender a list of all outstanding Letters of Credit issued by the Issuing Lender, together with such information related thereto as the Administrative Agent or such Lender may reasonably request.

2.3.3                      Reimbursement Obligations.

(a)           The Company hereby unconditionally and irrevocably agrees to reimburse the Issuing Lender for each payment or disbursement made by the Issuing Lender under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made.  Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Issuing Lender is reimbursed by the Company therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect plus, beginning on the third Business Day after receipt of notice from the Issuing Lender of such payment or disbursement, two percent (2%).  The Issuing Lender shall notify the Company and the Administrative Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the Issuing Lender to so notify the Company or the Administrative Agent shall not affect the rights of the Issuing Lender or the Lenders in any manner whatsoever.

(b)           The Company’s reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (b) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Lender, any Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (c) the validity, sufficiency or genuineness of any document which the Issuing Lender has determined in good faith complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (d) the surrender or impairment of any security for the performance or observance of any of the terms hereof.  Without limiting the foregoing, no action or omission whatsoever by the Administrative Agent or any Lender (excluding any Lender in its capacity as the Issuing Lender) under or in connection with any Letter of Credit or any related matters shall result in any liability of the Administrative Agent or any Lender to the Company, or relieve the Company of any of its obligations hereunder to any such Person.

2.3.4                      Funding by Lenders to Issuing Lender.  If the Issuing Lender makes any payment or disbursement under any Letter of Credit and (a) the Company has not reimbursed the Issuing Lender in full for such payment or disbursement by 11:00 a.m., Chicago time, on the date of such payment or disbursement, (b) a Revolving Loan cannot be made in accordance with Section 2.3.2 or (c) any reimbursement received by the Issuing Lender from the Company is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Company or otherwise, each other Lender with a Commitment shall be obligated to pay to the Administrative Agent for the account of the Issuing Lender, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the obligations of the Company under Section 2.3.3), and, upon notice from the Issuing Lender, the Administrative Agent shall promptly notify each other Lender thereof.  Each other Lender irrevocably and unconditionally agrees to so pay to the Administrative Agent in immediately available funds for the Issuing Lender’s account the amount of such other Lender’s Pro Rata Share of such payment or disbursement.  If and to the extent any Lender shall not have made such amount available to the Administrative Agent by 2:00 p.m., Chicago time, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the Issuing Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three (3) days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect.  Any Lender’s failure to make available to the Administrative Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender’s Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent such other Lender’s Pro Rata Share of any such payment or disbursement.

2.4           Commitments Several.  The failure of any Lender to make a requested Loan on any date in breach of the provisions of this Agreement (any such Lender, a “Defaulting Lender”) shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

2.5           Certain Conditions.  Except as otherwise provided in Section 2.2.4 and 2.3.4 of this Agreement, no Lender shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBOR Loan, and the Issuing Lender shall not have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

SECTION 3            EVIDENCING OF LOANS.

3.1           Notes.  The Loans of each Lender shall be evidenced by a Note, with appropriate insertions, payable to the order of such Lender.

3.2           Recordkeeping.  The Administrative Agent, on behalf of each Lender, shall record in its records, the date and amount of each Loan made by each Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end.  The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid.  The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Company hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

SECTION 4            INTEREST.

4.1           Interest Rates.  The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

(a)           at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect; and

(b)           at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the LIBOR Margin from time to time in effect;

provided that at any time an Event of Default exists, unless the Required Lenders otherwise consent, the interest rate applicable to each Loan shall be increased by two percent (2%) (and, in the case of Obligations not bearing interest, such Obligations shall bear interest at the Base Rate applicable to Revolving Loans plus two percent (2%)), provided further that such increase may thereafter be rescinded by the Required Lenders, notwithstanding Section 15.1.  Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 13.1.3, such increase shall occur automatically.

4.2           Interest Payment Dates.  Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each calendar quarter, on the Termination Date and on the date of the final principal amortization payment on the Term Loan A.  Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a LIBOR Loan with an Interest Period in excess of three months, on the three-month anniversary of the first day of such Interest Period), upon a prepayment of such Loan, on the Termination Date and on the date of the final principal amortization payment on the Term Loan A.  After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.  If an interest payment date falls on a date that is not a Business Day, such interest payment date shall be deemed to be the immediately succeeding Business Day.

4.3           Setting and Notice of LIBOR Rates.  The applicable LIBOR Rate for each Interest Period shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to the Company and each Lender.  Each determination of the applicable LIBOR Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error.  The Administrative Agent shall, upon written request of the Company or any Lender, deliver to the Company or such Lender a statement showing the computations used by the Administrative Agent in determining any applicable LIBOR Rate hereunder.

SECTION 5            FEES.

5.1           Non-Use Fee.  The Company agrees to pay to the Administrative Agent for the account of each Lender a non-use fee, for the period from the Closing Date to the Termination Date, at the Non-Use Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the unused amount of the Revolving Commitments.  For purposes of calculating usage under this Section, the Revolving Commitments shall be deemed used to the extent of Revolving Outstandings.  Such non-use fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date for any period then ending for which such non-use fee shall not have previously been paid.

5.2           Letter of Credit Fees.  The following Letter of Credit fees shall be payable by the Company:

(a)           The Company agrees to pay to the Administrative Agent for the account of each Lender a letter of credit fee for each Letter of Credit at the L/C Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the undrawn amount of such Letter of Credit; provided that, unless the Required Lenders otherwise consent, the rate applicable to each Letter of Credit shall be increased by two percent (2%) at any time that an Event of Default exists.  Such letter of credit fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

(b)           In addition, with respect to each Letter of Credit, the Company agrees to pay to the Issuing Lender, for its own account, (i) such reasonable fees and expenses as the Issuing Lender customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations, and (ii) a letter of credit fronting fee in the amount and at the times agreed to by the Company and the Issuing Lender.

5.3           Administrative Agent’s Fees.  The Company agrees to pay to the Administrative Agent such agent’s fees as are mutually agreed to from time to time by the Company and the Administrative Agent including the fees set forth in the Agent Fee Letter.

SECTION 6	REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS.

6.1           Reduction or Termination of the Revolving Commitment.

6.1.1                      Voluntary Reduction or Termination of the Revolving Commitment.  The Company may from time to time on at least five (5) Business Days’ prior written notice received by the Administrative Agent (which shall promptly advise each Lender thereof) permanently reduce the Revolving Commitments to an amount not less than the Revolving Outstandings plus the outstanding amount of all Swing Line Loans.  Any such reduction shall be in an amount not less than $10,000,000.00 or a higher integral multiple of $5,000,000.00.  Concurrently with any reduction of the Revolving Commitments to zero, the Company shall pay all interest on the Revolving Loans, all non-use fees and all letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit.

6.1.2                      All Reductions of the Revolving Commitment.  All reductions of the Revolving Commitments shall reduce the Commitments ratably among the Lenders according to their respective Pro Rata Shares.

6.2           Prepayments.

6.2.1                      Voluntary Prepayments.  The Loans may be repaid in whole or in part without premium or penalty (except, in the case of Loans other than Base Rate Loans, amounts payable pursuant to Section 8.4); provided that:

(a)           in the case of Loans other than Swing Line Loans, (A) notice thereof must be received by 11:00 a.m., Chicago time, by the Administrative Agent at least three (3) Business Days prior to the date of prepayment, in the case of LIBOR Loans, and one (1) Business Day prior to the date of prepayment, in the case of Base Rate Loans, (B) any such prepayment shall be a minimum principal amount of $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof, in the case of LIBOR Loans and $500,000.00 and integral multiples of $100,000.00 in excess thereof, in the case of Base Rate Loans, or, in each case, the entire remaining principal amount thereof, if less; and

(b)           in the case of Swing Line Loans, (A) notice thereof must be received by the Swing Line Lender by 1:00 p.m., Chicago time, on the date of prepayment (with a copy to the Administrative Agent), and (B) any such prepayment shall be in the same minimum principal amounts as for advances thereof (or any lesser amount that may be acceptable to the Swing Line Lender).

Each such notice of voluntary prepayment hereunder shall be irrevocable and shall specify the date and amount of prepayment and the Loans and types of Loans that are being prepaid.  The Administrative Agent will give prompt notice to the applicable Lenders of any prepayment on the Loans and the Lender’s interest therein.  Prepayments of LIBOR Loans hereunder shall be accompanied by accrued interest on the amount prepaid and breakage or other amounts due, if any, under Section 8.4.

6.2.2                      Mandatory Prepayments.

(a)           Revolving Commitments.  If at any time (A) the Revolving Outstandings shall exceed the aggregate amount of Revolving Commitments, (B) the Stated Amount of all Letters of Credit shall exceed the Letter of Credit Sublimit, or (C) the aggregate amount of outstanding Swing Line Loans shall exceed the Swing Line Commitment Amount, immediate prepayment will be made on or in respect of the Revolving Obligations in an amount equal to such excess; provided, however, that, except with respect to clause (B), obligations with respect to Letters of Credit will not be Cash Collateralized hereunder until the Revolving Loans and Swing Line Loans have been paid in full.

(b)           Asset Dispositions.  Prepayment will be made on the Loans in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received from Asset Dispositions by the Company or any of its Subsidiaries, to the extent (A) such proceeds are not reinvested in the same or similar properties or assets within thirty (30) days of the date of the Asset Disposition, and (B) the aggregate amount of proceeds from any single Asset Disposition or any related series of Asset Dispositions not so reinvested as provided in the foregoing clause shall exceed $10,000,000.00.  Any such prepayment required hereunder shall be payable within five (5) Business Days of any such amounts coming due.

(c)           Equity Transactions.  Prepayment will be made on the Loans in an amount equal to fifty percent (50%) of the Net Cash Proceeds from any Equity Transactions on the Business Day following receipt thereof.

(d)           Application.  Within each Loan, prepayments will be applied first to Base Rate Loans, then to LIBOR Loans in direct order of Interest Period maturities.  In addition:

(i)           Voluntary Prepayments.  Voluntary prepayments shall be applied as specified by the Company; provided that any voluntary prepayment on the Term Loan A shall be applied to remaining principal amortization installments thereunder in inverse order of maturity.  Voluntary prepayments on the Loans will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein.

(ii)           Mandatory Prepayments.  Mandatory prepayments on the Loans will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein; provided that:

(A)           Mandatory prepayments in respect of the Revolving Commitments under subsection (a) above shall be applied to the respective Revolving Obligations as appropriate.

(B)           Mandatory prepayments in respect of Asset Dispositions under subsection (b) and Equity Transactions under subsection (c) above shall be applied pro rata first to the Term Loan A until paid in full, and then to the Revolving Obligations.  Mandatory prepayments on the Term Loan A shall be applied pro rata to remaining principal amortization installments.

(iii)           Prepayments on the Revolving Obligations.  There will not be any permanent reduction in the Revolving Commitments on account of voluntary and mandatory prepayments on the Revolving Obligations hereunder.

6.3           Repayments.

6.3.1                      Revolving Loans.  The Revolving Loans of each Lender shall be paid in full and the Revolving Commitments shall terminate on the Termination Date.

6.3.2                      Term Loan A.  The principal amount of the Term Loan A shall be repaid in fifteen (15) installments.  The first fourteen (14) installments will be in the amount of $5,500,000.00 each and will be payable on the last day of each calendar quarter, beginning on September 30, 2008, and continuing through December 31, 2011.  The fifteenth (15th) and final installment in the amount of the remaining outstanding principal balance of the Term Loan A will be due and payable on February 23, 2012.

SECTION 7            MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

7.1           Making of Payments.  All payments of principal or interest on the Notes, and of all fees, shall be made by the Company to the Administrative Agent in immediately available funds at the office specified by the Administrative Agent not later than noon, Chicago time (2:00 p.m., Chicago time, in the case of Swing Line Loans), on the date due; and funds received after that hour shall be deemed to have been received by the Administrative Agent on the following Business Day.  The Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by the Administrative Agent for the account of such Lender.  All payments under this Section 7.1 shall be made by the Company directly to the Lender entitled thereto without setoff, counterclaim or other defense.

      7.2           Application of Certain Payments.  So long as no Unmatured Event of Default or Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (b) voluntary and mandatory prepayments shall be applied as set forth in Sections 6.2 and 6.3.  After the occurrence and during the continuance of an Unmatured Event of Default or Event of Default, all amounts collected or received by the Administrative Agent or any Lender as proceeds from the sale of, or other realization upon, all or any part of the Collateral shall be applied in accordance with the following priority:

(a)           First, to pay attorneys’ fees to attorneys retained by the Administrative Agent, and all costs and expenses of collection incurred by Administrative Agent to the extent not previously paid;

(b)           Then, to accrued interest on the Loans (the application of such funds to be to the Lenders and Participants allocated to Lenders and Participants in proportion to their respective Pro Rata Shares from time to time); and

(c)           Then, to unpaid principal of the Loans, allocated to Lenders and Participants in proportion to their respective Pro Rata Shares from time to time.

Concurrently with each remittance to any Lender or Participant of its share of any such payment, the Administrative Agent shall advise such Lender or Participant as to the application of such payment.

7.3           Due Date Extension.  If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

7.4           Setoff.  The Company, for itself and each other Loan Party, agrees that the Administrative Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, the Company, for itself and each other Loan Party, agrees that at any time any Event of Default exists, the Administrative Agent and each Lender may apply to the payment of any Obligations of the Company and each other Loan Party hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Company and each other Loan Party then or thereafter with the Administrative Agent or such Lender.  Such rights shall also extend to any Participants.

7.5           Payments Generally; Administrative Agent’s Clawback.

(a)           General.  All payments to be made by the Company shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Company hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m., Chicago time, on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender.  All payments received by the Administrative Agent after 2:00 p.m., Chicago time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Company shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)           Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing of LIBOR Loans (or, in the case of any borrowing of Base Rate Loans, prior to 12:00 noon, Chicago time, on the date of such borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Company a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Company, the interest rate applicable to Base Rate Loans.  If the Company and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period.  If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing.  Any payment by the Company shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Company; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due.  In such event, if the Company has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in this Agreement, and such funds are not made available to the Company by the Administrative Agent because the conditions to the applicable credit extensions hereunder set forth in Section 12.2 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 15.5.3 are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 15.5.3 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 15.5.3.

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

7.6           Proration of Payments.  If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, on account of (a) principal of or interest on any Loan, but excluding (i) any payment pursuant to Section 8.7 or 15.6 and (ii) payments of interest on any Affected Loan) or (b) its participation in any Letter of Credit) in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

7.7           Taxes.

(a)           All payments made by the Company hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense.  To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by the Company free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

(b)           If the Company makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, the Company shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 7.6(b)), the amount paid to the Lenders or the Administrative Agent equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 7.6(b).  To the extent the Company withholds any Taxes on payments hereunder or under any Loan Document, the Company shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to the Administrative Agent within thirty (30) days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to the Administrative Agent) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

(c)           If any Lender or the Administrative Agent is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against a Lender or the Administrative Agent with respect to amounts received or receivable hereunder or under any other Loan Document, the Company will indemnify such person against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this Section 7.6(c).  A certificate prepared in good faith as to the amount of such payment by such Lender or the Administrative Agent shall, absent manifest error, be final, conclusive, and binding on all parties.

          (d)(i)           To the extent permitted by applicable law, each Lender that is not a United States person within the meaning of Code Section 7701(a)(30) (a “Non-U.S. Participant”) shall deliver to the Company and the Administrative Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from, or a reduced rate in, United States withholding tax on interest payments to be made hereunder or any Loan.  If a Lender that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Code Sections 871(h) or 881(c), the Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to Administrative Agent (any such certificate, a “Withholding Certificate”).  In addition, each Lender that is a Non-U.S. Participant agrees that from time to time after the Closing Date, (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to the Company and the Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Lender or the Administrative Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made hereunder or any Loan.

(ii)           Each Lender that is not a Non-U.S. Participant (other than any such Lender which is taxed as a corporation for U.S.  federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to the Company and the Administrative Agent certifying that such Lender is exempt from United States backup withholding tax.  To the extent that a form provided pursuant to this Section 7.6(d)(ii) is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to the Company and the Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Agent’s exemption from United States backup withholding tax.

(iii)                      The Company shall not be required to pay additional amounts to a Lender, or indemnify any Lender, under this Section 7.6 to the extent that such obligations would not have arisen but for the failure of such Lender to comply with Section 7.6(d).

(iv)           Each Lender agrees to indemnify the Administrative Agent and hold the Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this Section 7.6) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by the Company pursuant to this Section 7.6, whether or not such Taxes or related liabilities were correctly or legally asserted.  This indemnification shall be made within thirty (30) days from the date the Administrative Agent makes written demand therefor.

SECTION 8            INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.

8.1           Increased Costs.

(a)           If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:  (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or (ii) shall impose on any Lender any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) such Lender (or any LIBOR Office of such Lender) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender (or its LIBOR Office) under this Agreement or under its Note with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Company shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which such Lender first made demand therefor.

(b)           If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Company shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which such Lender first made demand therefor.

8.2           Basis for Determining Interest Rate Inadequate or Unfair.  If:

(a)           the Administrative Agent reasonably determines (which determination shall be binding and conclusive on the Company) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

(b)           the Required Lenders advise the Administrative Agent that the LIBOR Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of maintaining or funding LIBOR Loans for such Interest Period (taking into account any amount to which such Lenders may be entitled under Section 8.1) or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lenders materially affects such Loans;

then the Administrative Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Lender shall be under any obligation to make or convert any Base Rate Loans into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

8.3           Changes in Law Rendering LIBOR Loans Unlawful.  If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund LIBOR Loans, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans concurrently with the making of or conversion of Base Rate Loans into LIBOR Loans by the Lenders which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Lender at such time in the absence of such circumstances), and (b) on the last day of the current Interest Period for each LIBOR Loan of such Lender (or, in any event,  on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.  Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding for the period corresponding to the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.

8.4           Funding Losses.  The Company hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Administrative Agent), the Company will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3), or (b) any failure of the Company to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement.  For this purpose, all notices to the Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.

8.5           Right of Lenders to Fund through Other Offices.  Each Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of the Company to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

8.6           Discretion of Lenders as to Manner of Funding.  Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

8.7           Mitigation of Circumstances; Replacement of Lenders.

(a)           Each Lender shall promptly notify the Company and the Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Company to pay any amount pursuant to Section 7.6 or 8.1, or (ii) the occurrence of any circumstances described in Section 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Company and the Administrative Agent).  Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender.

(b)           If (i) the Company becomes obligated to pay additional amounts to any Lender pursuant to Section 7.6 or 8.1, (ii) any Lender gives notice of the occurrence of any circumstances described in Section 8.2 or 8.3, or (iii) any Lender fails to give its consent to a proposed amendment, modification, waiver, acknowledgment or consent with respect to this Agreement or any other Loan Document, or (iv) any Lender is a Defaulting Lender, then in any such case, the Company may designate another bank which is acceptable to the Administrative Agent and the Issuing Lender in their reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Company hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

8.8           Conclusiveness of Statements; Survival of Provisions.  Determinations and statements of any Lender pursuant to Sections 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error.  Lenders may use reasonable averaging and attribution methods in determining compensation under Section 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

SECTION 9           REPRESENTATIONS AND WARRANTIES.

To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and issue and participate in Letters of Credit hereunder, the Company represents and warrants to the Administrative Agent and the Lenders that:

9.1           Organization.  Each Loan Party is validly existing and in good standing under the laws of its jurisdiction of organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

9.2           Authorization; No Conflict.  Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, the Company is duly authorized to borrow monies hereunder and each Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by the Company hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of any Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party or any of their respective properties (except for any such agreement, indenture, instrument or other document, or any judgment, order or decree the conflict with which would not have a Material Adverse Effect or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than any Liens in favor of the Administrative Agent created pursuant to the Loan Documents and other Permitted Liens).

9.3           Validity and Binding Nature.  Each of this Agreement and each other Loan Document to which any Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

9.4           Financial Condition.  The audited consolidated financial statements of the Company and its Subsidiaries as at December 31, 2005, December 31, 2006, and December 31, 2007 and the unaudited consolidated financial statements of the Company and the Subsidiaries as at March 31, 2008, copies of each of which have been delivered to each Lender, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the consolidated financial condition of the Company and its Subsidiaries as at such dates and the results of their operations for the periods then ended.

9.5           No Material Adverse Change.  Since December 31, 2005, there has been no material adverse change in the financial condition, operations, assets, business, or properties of the Loan Parties taken as a whole.

9.6           Litigation and Contingent Liabilities.  No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Company’s knowledge, threatened against any Loan Party which might reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6.  Other than any liability incident to such litigation or proceedings, no Loan Party has any material contingent liabilities not listed on Schedule 9.6 or permitted by Section 11.1.

9.7           Ownership of Properties; Liens.  Each Loan Party owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as permitted by Section 11.2.

9.8           Equity Ownership; Subsidiaries.  All issued and outstanding Capital Securities of each Loan Party are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of the Administrative Agent, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities.  Schedule 9.8 sets forth the authorized Capital Securities of each Loan Party as of the Closing Date.  All of the issued and outstanding Capital Securities of the Company and such Loan Parties are owned as set forth on Schedule 9.8 as of the Closing Date.  As of the Closing Date, except as set forth on Schedule 9.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of any Loan Party.

9.9           Pension Plans.

(a)           The Unfunded Liability of all Pension Plans does not in the aggregate exceed twenty percent of the Total Plan Liability for all such Pension Plans.  Each Pension Plan complies in all material respects with all applicable requirements of law and regulations.  No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 302(f) of ERISA, or otherwise to have a Material Adverse Effect.  There are no pending or, to the knowledge of Company, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or Company or other any member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability.  Within the past five years, neither the Company nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, which could reasonably be expected to have a Material Adverse Effect.  No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, which could reasonably be expected to have a Material Adverse Effect.

(b)           All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Company or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Company nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and neither the Company nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

9.10                      Investment Company Act.  No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.

9.11                      [Intentionally Omitted]

9.12                      Regulation U.  The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

9.13                      Taxes.  Each Loan Party has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due and payable with respect to such return, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.  The Loan Parties have made adequate reserves on their books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable.  No Loan Party has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).

9.14                      Solvency, etc.  On the Amendment No. 6 Effectiveness Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, with respect to each Loan Party, individually, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated in accordance with GAAP, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

9.15                      Environmental Matters.  The on-going operations of each Loan Party comply in all material respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  Each Loan Party has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each Loan Party is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to any Loan Party and could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  No Loan Party or any of its properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Federal, state or local governmental authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance.  There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Closing Date, or relating to any waste disposal, of any Loan Party that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  No Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances.

9.16                      Insurance.  Set forth on Schedule 9.16 is a complete and accurate summary of the property and casualty insurance program of the Loan Parties as of the Amendment No. 6 Effectiveness Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage).  Each Loan Party and its properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Parties operate.

9.17                      Real Property.  Set forth on Schedule 9.17 is a complete and accurate list, as of the Closing Date, of the address of all real property owned or leased by any Loan Party, together with, in the case of leased property, the name and mailing address of the lessor of such property.

9.18                      Information.  All information heretofore or contemporaneously herewith furnished in writing by any Loan Party to the Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Administrative Agent and the Lenders that any projections and forecasts provided by the Company are based on good faith estimates and assumptions believed by the Company to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

9.19                      Intellectual Property.  Each Loan Party owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of the Loan Parties, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.

9.20                      Burdensome Obligations.  No Loan Party is a party to any agreement or contract or subject to any restriction contained in its organizational documents which could reasonably be expected to have a Material Adverse Effect.

9.21                      Labor Matters.  Except as set forth on Schedule 9.21, no Loan Party is subject to any labor or collective bargaining agreement.  There are no existing or threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Hours worked by and payment made to employees of the Loan Parties are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

9.22                      No Default.  No Event of Default or Unmatured Event of Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.

9.23                      Pledge Agreement.

The Pledge Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the holders of the Obligations, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable debtor relief laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and the Pledge Agreement shall create a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other Lien (i) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) and is evidenced by a certificate, when such Collateral is delivered to the Administrative Agent with duly executed stock powers with respect thereto, (ii) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) but is not evidenced by a certificate, when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor or when “control” (as such term is defined in the UCC) is established by the Administrative Agent over such interests in accordance with the provision of Section 8-106 of the UCC, or any successor provision, and (iii) with respect to any such Collateral that is not a “security” (as such term is defined in the UCC), when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor.

SECTION 10                      AFFIRMATIVE COVENANTS.

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Company agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

10.1                      Reports, Certificates and Other Information.  Furnish to the Administrative Agent and each Lender:

10.1.1                      Annual Report.  Promptly when available and in any event within ninety (90) days after the close of each Fiscal Year: (a) a copy of the annual audit report of the Company and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of the Company and its Subsidiaries as at the end of such Fiscal Year,  certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by the Company and reasonably acceptable to the Administrative Agent, together with (i) a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that the Company was not in compliance with any provision of Sections 11.1, 11.3, 11.4 or Section 11.12 of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that the Company was not in compliance with any such provision, describing such non-compliance in reasonable detail and (ii) a comparison with the budget for such Fiscal Year and a comparison with the previous Fiscal Year; and (b) a consolidating balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and consolidating statement of earnings and cash flows for the Company and its Subsidiaries for such Fiscal Year, certified by a Senior Officer of the Company.

10.1.2                      Interim Reports.  Promptly when available and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters, consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated and consolidating statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified by a Senior Officer of the Company.

10.1.3                      Compliance Certificates.  Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Senior Officer of the Company, containing (i) a computation of each of the financial ratios and restrictions set forth in Section 11.12 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and (ii) a written statement of the Company’s management setting forth a discussion of the Company’s financial condition, changes in financial condition and results of operations.

10.1.4                      Reports to the SEC and to Shareholders.  Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of any Loan Party filed with the SEC; copies of all registration statements of any Loan Party filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.

10.1.5                      Notice of Default, Litigation and ERISA Matters.  Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto:

(a)           the occurrence of an Event of Default or an Unmatured Event of Default;

(b)           any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Lenders which has been instituted or, to the knowledge of the Company, is threatened against any Loan Party or to which any of the properties of any thereof is subject which might reasonably be expected to have a Material Adverse Effect;

(c)           the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of the Company with respect to any post-retirement welfare benefit plan or other employee benefit plan of the Company or another member of the Controlled Group, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

(d)           any cancellation or material change in any insurance maintained by any Loan Party; or

(e)           any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect.

10.1.6                      Management Reports.  Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to the Company by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Company.

10.1.7                      Projections.  As soon as practicable, and in any event not later than sixty (60) days following the commencement of each Fiscal Year, financial projections for the Company and its Subsidiaries for such Fiscal Year (including quarterly operating and cash flow budgets) prepared in a manner consistent with the projections delivered by the Company to the Lenders prior to the Closing Date or otherwise in a manner reasonably satisfactory to the Administrative Agent, accompanied by a certificate of a Senior Officer of the Company on behalf of the Company to the effect that (a) such projections were prepared by the Company in good faith, (b) the Company has a reasonable basis for the assumptions contained in such projections and (c) such projections have been prepared in accordance with such assumptions.

10.1.8                      Other Information.  Promptly from time to time, such other information concerning the Loan Parties as any Lender or the Administrative Agent may reasonably request.

The Company hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Company hereby agrees that so long as the Company is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 15.8); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.”

10.2                      Books, Records and Inspections.  Keep, and cause each other Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Loan Party to permit, any Lender or the Administrative Agent or any representative thereof to inspect the properties and operations of the Loan Parties; and permit, and cause each other Loan Party to permit, at any reasonable time, with reasonable notice, and without undue disruption to the Company’s or such other Loan Party’s business operation (or at any time without notice if an Event of Default or Unmatured Event of Default exists), any Lender or the Administrative Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with any Lender or the Administrative Agent or any representative thereof), and to examine (and, at the expense of the Loan Parties, photocopy extracts from) any of its books or other records; and permit, and cause each other Loan Party to permit, the Administrative Agent and its representatives to inspect the Inventory and other tangible assets of the Loan Parties, to perform appraisals of the equipment of the Loan Parties, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other Company data.  All such inspections or audits by the Administrative Agent during the occurrence of any Event of Default or Unmatured Event of Default shall be at the Company’s expense.  In the absence of any Event of Default or Unmatured Event of Default, the Company and the other Loan Parties only one such inspection or audit per calendar year shall be at the Company’s expense.

10.3                      Maintenance of Property; Insurance.  Keep, and cause each other Loan Party to keep, all property useful and necessary in the business of the Loan Parties in good working order and condition, ordinary wear and tear excepted.  The Company shall maintain, and cause each other Loan Party to maintain, with responsible insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, but which shall insure against all risks and liabilities of the type identified on Schedule 9.16 and shall have insured amounts no less than, and deductibles no higher than, those set forth on such schedule; and, upon request of the Administrative Agent or any Lender, furnish to the Administrative Agent or such Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties.  The Company shall cause each issuer of an insurance policy to provide the Administrative Agent with a certificate (i) showing the Administrative agent as an additional insured with respect to each policy of liability insurance, (ii) providing that thirty (30) days’ notice will be given to the Administrative Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to the Administrative Agent.

10.4                      Compliance with Laws; Payment of Taxes and Liabilities.  Comply, and cause each other Loan Party to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect, and cause each other Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No.  13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting clause (a) above, comply, and cause each other Loan Party to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations and (d) pay, and cause each other Loan Party to pay, prior to delinquency, all taxes and other governmental charges against it, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a lien on any Company assets or other Loan Party’s assets, such contest proceedings shall stay the foreclosure of such lien or the sale of the portion of the collateral to satisfy such claim.

10.5                      Maintenance of Existence, etc.  Maintain and preserve, and (subject to Section 11.4) cause each other Loan Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect).

10.6                      Use of Proceeds.  Use the proceeds of the Loans, and the letters of Credit solely to refinance amounts outstanding under the Amended and Restated Loan and Security Agreement among the Loan Parties and LaSalle Bank National Association (now known as Bank of America) dated February 10, 2005, as amended from time to time, for working capital purposes, and for the Stockamp Acquisition and other Acquisitions permitted by Section 11.4, for capital expenditures and for other general business purposes, and may use up to $35,000,000.00 of such proceeds per Fiscal Year to (a) purchase or redeem its Capital Securities, (b) make any distribution to any holders of its Capital Securities, (c) pay any management fees or similar fees to any of its equity holders or any Affiliate thereof, or (d) make any redemption, prepayment, defeasance, repurchase or any other payment in respect of any debt subordinated to Lenders or set aside funds for any of the foregoing.  The Company shall not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate or incidental or ultimate, of “purchasing or carrying” any Margin Stock.

10.7                      Employee Benefit Plans.

(a)           Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

(b)           Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan.

(c)           Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.

10.8                      Environmental Matters.  If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Loan Party, the Company shall, or shall cause the applicable Loan Party to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets.  Without limiting the generality of the foregoing, the Company shall, and shall cause each other Loan Party to, comply with any Federal or state judicial or administrative order requiring the performance at any real property of any Loan Party of activities in response to the release or threatened release of a Hazardous Substance.  To the extent that the transportation of Hazardous Substances is permitted by this Agreement, the Company shall, and shall cause its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.

10.9                      Further Assurances.  Take, and cause each other Loan Party to take, such actions as are necessary or as the Administrative Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations of each Loan Party under the Loan Documents are guaranteed by each domestic Subsidiary (including, upon the acquisition or creation thereof, any Subsidiary acquired or created after the Closing Date), in each case as the Administrative Agent may determine, including but, not matured to the execution and delivery of guaranties, joinder agreements and other documents.

10.10                      Pledge of Capital Securities.  Pledge or cause to be pledged to the Administrative Agent to secure the Obligations (a) one hundred percent (100%) of the issued and outstanding Capital Securities of each Material Domestic Subsidiary within thirty (30) days of its formation, acquisition or other receipt of such interests and (b) sixty-five percent (65%) of the issued and outstanding Capital Securities of each of Material First-Tier Foreign Subsidiary within sixty (60) days of its formation, acquisition or other receipt of such interests, in each case pursuant to the Pledge Agreement or pledge joinder agreements, together with opinions of counsel and any filings and deliveries requested by the Administrative Agent in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.  The requirement pursuant to clause (b) for the pledge of not more than sixty-five percent (65%) of the Capital Securities in each Material First-Tier Foreign Subsidiary is intended to avoid treatment of the undistributed earnings of a Foreign Subsidiary as a deemed dividend to its United States parent for United States federal income tax purposes.  Each Loan Party shall pledge or cause to be pledged any greater percentage of its interest in a Foreign Subsidiary that (whether pursuant to existing Law or as the result of changes to, or clarifications of, existing Law after the date hereof) (i) would not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary to be treated as a deemed dividend to the United States parent of such Foreign Subsidiary, as determined for United States federal income tax purposes, and (ii) would not otherwise reasonably be expected to result in material adverse tax consequences to such Foreign Subsidiary or its United States parent.

10.11                      Subsidiary Guarantors.  The Company will cause its Material Domestic Subsidiaries to join in the Guaranty Agreement, or provide another Guaranty in substantially the same form or otherwise in form and substance reasonably acceptable to the Administrative Agent, as provided in the definition of “Guarantor” hereunder, together with copies of resolutions, certificates of organization and other corporate governance documents, opinions of counsel and such other deliveries as may be reasonably required by the Administrative Agent in connection therewith.

SECTION 11.                        NEGATIVE COVENANTS.

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Company agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

11.1                      Debt.  Not, and not permit any other Loan Party to, create, incur, assume or suffer to exist any Debt, except:

(a)           Obligations under this Agreement and the other Loan Documents;

(b)           Debt secured by Liens permitted by Section 11.2(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed Five Million Dollars ($5,000,000.00);

(c)           Debt of the Company to any domestic Wholly-Owned Subsidiary or Debt of any domestic Wholly-Owned Subsidiary to the Company or another domestic Wholly-Owned Subsidiary; provided that such Debt shall be evidenced by a demand note in form and substance reasonably satisfactory to the Administrative Agent, and the obligations under such demand note shall be subordinated to the Obligations of the Company hereunder in a manner reasonably satisfactory to the Administrative Agent;

(d)           Hedging Obligations incurred in favor of a Lender or an Affiliate thereof for bona fide hedging purposes and not for speculation;

(e)           Debt described on Schedule 11.1 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased;

(f)           the Debt to be Repaid (so long as such Debt is repaid on the Closing Date with the proceeds of the initial Loans hereunder);

(g)           Contingent Liabilities arising with respect to customary indemnification obligations in favor of sellers in connection with Acquisitions permitted under Section 11.4 and purchasers in connection with Asset Disposition permitted under Section 11.4;

(h)           Debt assumed or issued in connection with Acquisitions permitted under Section 11.4, so long as such Debt would not cause a violation of the maximum aggregate debt covenant set forth in Section 11.4(c)(iii)(C); and

(i)           indebtedness for borrowed money in an aggregate principal amount not to exceed One Hundred Million ($100,000,000.00); provided that (a) immediately before and immediately after giving effect thereto on a Pro Forma Basis, there shall exist no Event of Default or Unmatured Event of Default, (b) immediately before and immediately after giving effect thereto on a Pro Forma Basis, the Company shall be in compliance with the financial covenants set for in Section 11.12, (c) the covenants, defaults or events of default with respect to such indebtedness shall not be more restrictive as to any Loan Party than the covenants, defaults, Unmatured Events of Default and Events of Default hereunder and (d) if secured, the Company, the Administrative Agent (on behalf of itself and the Lenders) and the lenders with respect to such Debt shall have entered into an intercreditor agreement or similar document regarding the Liens securing such Debt, which shall be in form and substance reasonably satisfactory to the Administrative Agent.

11.2                      Liens.  Not, and not permit any other Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a)           Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

(b)           Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

(c)           Liens described on Schedule 11.2 as of the Closing Date;

(d)           subject to the limitation set forth in Section 11.1(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by any Loan Party (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within twenty (20) days of the acquisition thereof and attaches solely to the property so acquired;

(e)           attachments, appeal bonds, judgments and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(f)           easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party;

(g)           any Liens arising under the Loan Documents;

(h)           Liens securing Debt permitted by Section 11.1(i), subject to the limitations set forth in the intercreditor agreement or similar document executed in connection with the incurrence of such Debt; provided that (i) such Liens are on the same collateral that secures the Loans and other Obligations under this Agreement and (ii) the Liens securing such Debt shall not be senior to the Liens securing and the Loans and Obligations under this Agreement, but will either be pari passu with, or subordinate to, the Liens securing the Loans and Obligations under this Agreement; and

(i)           the replacement, extension or renewal of any Lien permitted by clause (c) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof).

11.3                      Restricted Payments.  Not, and not permit any other Loan Party to, (a) make any dividend or distribution to any holders of its Capital Securities, (b) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof, (c) make any redemption, prepayment, defeasance, repurchase or any other payment in respect of any debt subordinated to Lenders or set aside funds for any of the foregoing or (d) make any payment, redemption, prepayment, defeasance, repurchase or any other payment in respect of its Capital Securities or on account of any return of capital to any Person’s stockholders, partners or members, or any option, warrant or other right to acquire any such dividend or other distribution or payment (clauses (a) through (d), collectively, “Restricted Payments”).  Notwithstanding the foregoing, (i) any Subsidiary may pay dividends or make other distributions to the Company or to a domestic Wholly-Owned Subsidiary; and (ii) so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, the Company may make such restricted payments in an amount up to $10,000,000.00 plus fifty percent (50%) of the quarterly Consolidated Net Income (adjusted for non-cash stock compensation expense), plus fifty percent (50%) of the Net Cash Proceeds received with respect to any issuance of Capital Securities.

11.4                      Mergers, Consolidations, Sales.  Not, and not permit any other Loan Party to, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person, (b) sell, transfer, convey or lease all or any substantial part of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary) except for sales of inventory in the ordinary course of business, or (c) sell or assign with or without recourse any receivables, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into the Company or into any other domestic Wholly-Owned Subsidiary; (ii) any such purchase or other acquisition by the Company or any domestic Wholly-Owned Subsidiary of the assets or Capital Securities of any Wholly-Owned Subsidiary; and (iii) the Stockamp Acquisition and any other Acquisition by the Company or any domestic Wholly-Owned Subsidiary where:

(A)           the business or division acquired is in the consulting or professional service business;

(B)           immediately before and after giving effect to such Acquisition, no Event of Default or Unmatured Event of Default shall exist;

(C)           the aggregate cost (including assumed Debt) of such Acquisition (or series of related Acquisitions) shall not exceed an amount equal to fifty percent (50%) of Consolidated EBITDA for the period of twelve consecutive months most recently ended;

(D)           immediately after giving effect to such Acquisition, the Company is compliance on a Pro Forma Basis with the Consolidated Leverage Ratio and restrictions set forth in Section 11.12;

(E)           with respect to any Acquisition or related series of Acquisitions with aggregate consideration in excess of $10,000,000.00, after giving effect to such Acquisition or related series of Acquisitions on a Pro Forma Basis, the Consolidated Leverage Ratio is at least 0.25:1.0 lower than (or, one-quarter turn inside) the maximum Consolidated Leverage Ratio permitted under Section 11.12.2 for the current period;

(F)           in the case of the Acquisition of any Person, the board of directors or similar governing body of such Person has approved such Acquisition;

(G)           reasonably prior to such Acquisition, the Administrative Agent shall have received complete executed or conformed copies of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as the Administrative Agent may reasonably require to evidence the termination of Liens on the assets or business to be acquired;

(H)           not less than ten (10) Business Days prior to such Acquisition, the Administrative Agent shall have received an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12 month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed Acquisition, and the Company’s calculation of EBITDA on a Pro Forma Basis relating thereto;

(I)           the Administrative Agent shall have approved the Company’s computation of Consolidated EBITDA on a Pro Forma Basis, which approval shall not be unreasonably withheld or delayed;

(J)           simultaneously with the closing of such Acquisition, the target company (if such Acquisition is structured as a purchase of equity) or the Loan Party (if such Acquisition is structured as a purchase of assets or a merger and a Loan Party is the surviving entity) executes and delivers to Administrative Agent an unlimited Guaranty of the Obligations, or at the option of Administrative Agent in Administrative Agent’s absolute discretion, a joinder agreement satisfactory to Administrative Agent in which such target company or surviving company, and their respective Subsidiaries becomes a borrower under this Agreement and assumes primary, joint and several liability for the Obligations; and

(K)           if the Acquisition is structured as a merger, the Company is the surviving entity.

11.5                      Modification of Organizational Documents.  Not permit the charter, by-laws or other organizational documents of any Loan Party to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Lenders; not change, or allow any Loan Party to change, its state of formation or its organizational form.

11.6                      Transactions with Affiliates.  Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Loan Parties) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates; provided, however, that nothing set forth in this Section 11.6 or elsewhere in this Agreement or the exhibits hereto shall prevent any Loan Party from providing indemnification or otherwise to another Loan Party.

11.7                      Unconditional Purchase Obligations.  Not, and not permit any other Loan Party to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

11.8                      Inconsistent Agreements.  Not, and not permit any other Loan Party to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Company hereunder or by the performance by any Loan Party of any of its Obligations hereunder or under any other Loan Document in any material respect, (b) prohibit any Loan Party from granting to the Administrative Agent and the Lenders a Lien on any of its assets, or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Company or any other Subsidiary, or pay any Debt owed to the Company or any other Subsidiary, (ii) make loans or advances to any Loan Party or (iii) transfer any of its assets or properties to any Loan Party, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, and (C) customary provisions in leases and other contracts restricting the assignment thereof.

11.9                      Business Activities; Issuance of Equity.  Not, and not permit any other Loan Party to, engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto.  Not permit any Subsidiary of the Company to issue any Capital Securities other than any issuance by a Subsidiary to the Company or another Subsidiary in accordance with Section 11.4.

11.10                      Investments.  Not, and not permit any other Loan Party to, make or permit to exist any Investment in any other Person, except the following:

(a)           contributions by the Company to the capital of any Wholly-Owned Subsidiary, or by any Subsidiary to the capital of any other domestic Wholly-Owned Subsidiary, so long as the recipient of any such capital contribution has guaranteed the Obligations;

(b)           Investments constituting Debt permitted by Section 11.1;

(c)           Contingent Liabilities constituting Debt permitted by Section 11.1 or Liens permitted by Section 11.2;

(d)           Cash Equivalent Investments;

(e)           bank deposits in the ordinary course of business;

(f)           Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

(g)           Investments to consummate Acquisitions permitted by Section 11.4;

(h)           Investments listed on Schedule 11.11 as of the Closing Date; and

(i)           AAA-Rated money market mutual funds:

(i)           Obligations issued by the U.S.  Treasury such as Treasury Bills, Treasury Notes and/or Treasury Bond;

(ii)           Obligations issued by a U.S.  Government Agency or Government Sponsored Entity (GSE) (i.e., Federal Home Loan Bank, Federal Farm Credit Bank, Fannie Mae, etc.);

(iii)                      Obligations of major corporations and bank holding companies and limited to:

1.           Commercial paper with an A1, P1 rating or better
2.           Corporate Notes with an A2 by Moody’s, A by S&P or better
3.           Corporate Bonds with an A2 by Moody’s, A by S&P or better
4.           Medium-Term-Notes with an A2 by Moody’s, A by S&P or better;

(iv)                      Negotiable Certificates of Deposit, Time Deposits, Bankers Acceptance of banks with a network in excess of $500,000.00 and a rating from at least two nationally recognized rating agencies of at least a single A on the S&P scale;

(v)           Taxable and/or tax exempt municipal securities, which also includes variable rate demand notes (VRDNs) and auction rate securities, taxable and tax-free with a AAA (long-term) rating by Moody’s, S&P and/or Fitch, or short-term rating of MIG1/VMIG1 by Moody’s and SP1 by S&P;

(vi)                      Repurchase agreements fully collateralized by U.S.  government and/or Federal Agency securities with a maximum maturity of seven (7) days.  The market value of the collateral securities, when marked to market daily, must be equal to or greater than one hundred two percent (102%) of the face value of the agreement; and

(vii)                      Reasonable loans and advances by the Company to its current and prospective employees in the ordinary course of its business, including, without limitation, payments to current and prospective employees in connection with travel, business entertainment and releases from existing non-compete agreements, provided that such loans and advances shall not exceed an aggregate of FIVE MILLION DOLLARS ($5,000,000.00) outstanding at any time.

provided that (x) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; (y) no Investment otherwise permitted by clause (b), (c), or (g) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.

11.11                      Fiscal Year.  Not change its Fiscal Year.

11.12                      Financial Covenants.

11.12.1                      Consolidated Fixed Coverage Ratio.  Not permit the Consolidated Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter to be less than 2.5:1.0.

11.12.2                      Consolidated Leverage Ratio.  Not permit the Consolidated Leverage Ratio as of the last day of any Fiscal Quarter to be greater than the ratio set forth below:

Four Fiscal Quarters Ending	Consolidated Leverage Ratio
September 30, 2008, December 31, 2008 and March 30, 2009	3.25:1.0
June 30, 2009 and each fiscal quarter end thereafter	3.00:1.0

SECTION 12.                        EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

The obligation of each Lender to make its Loans and of the Issuing Lender to issue Letters of Credit is subject to the following conditions precedent:

12.1                      Initial Credit Extension.  The obligation of the Lenders to make the initial Loans and the obligation of the Issuing Lender to issue its initial Letter of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Section 12.2, subject to the conditions precedent that (a) all Debt to be Repaid has been (or concurrently with the initial borrowing will be) paid in full, and that all agreements and instruments governing the Debt to be Repaid and that all Liens securing such Debt to be Repaid have been (or concurrently with the initial borrowing will be) terminated and (b) the Administrative Agent shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Administrative Agent), in form and substance satisfactory to the Administrative Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Administrative Agent and the Lenders is called the “Closing Date”):

12.1.1                      Notes.  A Note for each Lender.

12.1.2                      Authorization Documents.  For each Loan Party, such Person’s (a) charter (or similar formation document), certified by the appropriate governmental authority; (b) good standing certificates in its state of incorporation (or formation) and in each other state requested by the Administrative Agent; (c) bylaws (or similar governing document); (d) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (e) signature and incumbency certificates of its officers executing any of the Loan Documents (it being understood that the Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

12.1.3                      Consents, etc.  Certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Loan Parties of the documents referred to in this Section 12.

12.1.4                      Letter of Direction.  A letter of direction containing funds flow information with respect to the proceeds of the Loans on the Closing Date.

12.1.5                      Guaranty Agreement.  A counterpart of the Guaranty Agreement executed by each Loan Party, together with all instruments, transfer powers and other items required to be delivered in connection therewith.

12.1.6                      Opinions of Counsel.  Opinions of counsel for each Loan Party, including local counsel reasonably requested by the Administrative Agent.

12.1.7                      Insurance.  Evidence of the existence of insurance required to be maintained pursuant to Section 10.3, together with evidence that the Administrative Agent has been named as an additional insured on all related insurance policies.

12.1.8                      Payment of Fees.  Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all Attorney Costs of the Administrative Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by the Administrative Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Administrative Agent).

12.1.9                      Search Results; Lien Terminations.  Certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Loan Party (under their present names and any previous names) as debtors, together with (a) copies of such financing statements, (b) payoff letters evidencing repayment in full of all Debt to be Repaid, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing (other than Liens permitted by Section 11.2) and (c) such other Uniform Commercial Code termination statements as the Administrative Agent may reasonably request.

12.1.10                      Closing Certificate, Consents and Permits.  A certificate executed by an officer of the Company on behalf of the Company certifying the matters set forth in Section 12.2.1 as of the Closing Date.

12.1.11                      Other.  Such other documents as the Administrative Agent or any Lender may reasonably request.

12.2                      Conditions.  The obligation (a) of each Lender to make each Loan, and (b) of the Issuing Lender to issue each Letter of Credit is subject to the following further conditions precedent that:

12.2.1                      Compliance with Warranties, No Default, etc.  Both before and after giving effect to any borrowing and the issuance of any Letter of Credit, the following statements shall be true and correct:

(a)           the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

(b)           no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

12.2.2                      Confirmatory Certificate.  If requested by the Administrative Agent or any Lender, the Administrative Agent shall have received (in sufficient counterparts to provide one to each Lender) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in Section 12.2.1 (it being understood that each request by the Company for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company that the conditions precedent set forth in Section 12.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Administrative Agent or any Lender may reasonably request in support thereof.

SECTION 13                       EVENTS OF DEFAULT AND THEIR EFFECT.

13.1                      Events of Default.  Each of the following shall constitute an Event of Default under this Agreement:

13.1.1                      Non-Payment of the Loans, etc.  Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five (5) days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by the Company hereunder or under any other Loan Document.

13.1.2                      Default under Other Agreements.  Any default in the payment of principal, interest or any other sum for any other obligation beyond any period of grace provided with respect thereto or in the performance of any other term, condition or covenant contained in any agreement (including, but not limited to any capital or operating lease or any agreement in connection with the deferred purchase price of property or any other agreement with any Lenders) under which any such obligation is created, the effect of which default is to cause or permit the holder of such obligation (or the other party to such other agreement) to cause such obligation to become due prior to its stated maturity or terminate such other agreement, except where the amount of any such obligation(s), either singly or in the aggregate when combined with such obligations resulting from other defaults of any Loan Party (whether related or unrelated), is less than Ten Million Dollars ($10,000,000.00).

13.1.3                      Bankruptcy, Insolvency, etc.  Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party, or remains for sixty (60) days undismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

13.1.4                      Non-Compliance with Loan Documents.  (a) Failure by any Loan Party to comply with or to perform any covenant set forth in Sections 10.1.5, 10.3 or 10.5 or Section 11; (b) failure by any Loan Party to comply with or perform any covenant set forth in Sections 10.1.1, 10.1.2 and 10.1.3 and continuance of such failure described in this clause (b) for fifteen (15) days or (c) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and continuance of such failure described in this clause (c) for thirty (30) days.

13.1.5                      Representations; Warranties.  Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to the Administrative Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

13.1.6                      Invalidity of Guaranty Documents, etc.  Any Guaranty Document shall cease to be in full force and effect; or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Guaranty Document.

13.1.7                      Change of Control.  A Change of Control shall occur.

13.1.8                      Judgments.  There is entered against the Company or any of its Subsidiaries one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding Ten Million Dollars ($10,000,000.00) (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

13.2                      Effect of Event of Default.  If any Event of Default described in Section 13.1.3 shall occur in respect of the Company, the Commitments shall immediately terminate and the Loans and all other Obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Administrative Agent may (and, upon the written request of the Required Lenders shall) declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations hereunder to be due and payable and/or demand that the Company immediately Cash Collateralize all or any Letters of Credit, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable) and/or the Company shall immediately become obligated to Cash Collateralize the Letters of Credit (all or any, as applicable), all without presentment, demand, protest or notice of any kind.  The Administrative Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration.  Any cash collateral delivered hereunder shall be held by the Administrative Agent (without liability for interest thereon) and applied to the Obligations arising in connection with any drawing under a Letter of Credit.  After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Administrative Agent to any remaining Obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may elect.

SECTION 14                       THE AGENT.

14.1                      Appointment and Authority.  Each of the Lenders and the Issuing Lender hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

14.2                      Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

14.3                      Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

14.4                      Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

14.5                      Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

14.6                      Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Company.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 15.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swing Line Lender, (b) the retiring Issuing Lender and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

14.7                      Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

14.8                      No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Co- Lead Arrangers, Joint Book Managers, Syndication Agent and Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

14.9                      Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under the Bankruptcy Code of the United States or any other federal or state debtor relief law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or obligations under any Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, obligations under Letters of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Section 2.3 and 15.5.3) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.3 and 15.5.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Lender in any such proceeding.

14.10                      Collateral and Guaranty Matters.  The Lenders and the Issuing Lender irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Lender shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 15.1, if approved, authorized or ratified in writing by the Required Lenders; and

(b)           to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 14.10.

14.11                      Intercreditor Agreement.  Each Lender irrevocably authorizes the Administrative Agent, upon approval of the Required Lenders, to enter into an intercreditor agreement or similar document on its behalf with respect to Debt permitted under Section 11.1(i), and to take such action on its behalf under the provisions of such intercreditor agreement or similar document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of intercreditor agreement or similar document, together with such powers as are reasonably incidental thereto.

SECTION 15                       GENERAL.

15.1                      Waiver; Amendments.  No delay on the part of the Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.  No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lenders having an aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Lender without the written consent of such Lender, (b) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby (except for periodic adjustments of interest rates and fees resulting from a change in the Applicable Margin as provided for in this Agreement); or (d) release any party from its obligations under the Guaranty Agreement, change the definition of Required Lenders, any provision of this Section 15.1 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case, the written consent of all Lenders.  No provision of Sections 6.2.2 or 6.3 with respect to the timing or application of mandatory prepayments of the Loans shall be amended, modified or waived without the consent of Lenders having a majority of the aggregate Pro Rata Shares of the Loans affected thereby.  No provision of Section 14 or other provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent.  No provision of this Agreement relating to the rights or duties of the Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of the Issuing Lender.  No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.

15.2                      Confirmations.  The Company and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

15.3                      Notices; Effectiveness; Electronic Communication.

15.3.1                      Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)           if to the Company, the Administrative Agent, the Issuing Lender or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

15.3.2                      Electronic Communications.  Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Section 2.2 if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

15.3.3                      The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE

ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Lender, the Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Company, any Lender, the Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

15.3.4                      Change of Address, Etc.  Each of the Company, the Administrative Agent, the Issuing Lender and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the Issuing Lender and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Company Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

15.3.5                      Reliance by Administrative Agent, Issuing Lender and Lenders.  The Administrative Agent, the Issuing Lender and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Company shall indemnify the Administrative Agent, the Issuing Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

15.4                      Computations.  Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Section 10 or 11.12 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Section 10 or 11.12 (or any related definition) for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to the Company and the Required Lenders.

15.5                      Expenses; Indemnity; Damage Waiver.

15.5.1                      Costs and Expenses.  The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including Attorney Costs), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including Attorney Costs for the Administrative Agent, any Lender or the Issuing Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

15.5.2                      Indemnification by the Company.  The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any other Loan Party arising out of, in connection with, or as a result of (a) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (b) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

15.5.3                      Reimbursement by Lenders.  To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

15.5.4                      Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

15.5.5                      Payments.  All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

15.5.6                      Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the Issuing Lender and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

15.6                      Assignments; Participations.

(a)           Successors and Assigns Generally.  The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Company nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000.00 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among its separate Revolving Commitments and Term Loan A Commitments on a non-pro rata basis;

(iii)                      Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)           the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Loan A Commitment or Revolving Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan A to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)           the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)           the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Revolving Commitment.

(iv)                      Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500.00; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Company.  No such assignment shall be made to the Company or any of the Company’s Affiliates or Subsidiaries.

(vi)                      No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 7.7, 8, and 15.5 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Company (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Administrative Agent’s office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letter of Credit obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent, the Lenders and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the third sentence of Section 15.1 that affects such Participant.  Subject to subsection (e) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 7.7 and 8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.4 as though it were a Lender, provided such Participant agrees to be subject to Section 7.6 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 8 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with the requirements of Section 7.7(d)(i) as though it were a Lender.

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Resignation as Issuing Lender or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty (30) days’ notice to the Company and the Lenders, resign as Issuing Lender and/or (ii) upon thirty (30) days’ notice to the Company, resign as Swing Line Lender.  In the event of any such resignation as Issuing Lender or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor Issuing Lender or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as Issuing Lender or Swing Line

Lender, as the case may be.  If Bank of America resigns as Issuing Lender, it shall retain all the rights, powers, privileges, duties and obligations of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all Letter of Credit Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in unreimbursed amounts with respect to any Letter of Credit pursuant to Section 2.3.2.  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.2.4(c).  Upon the appointment of a successor Issuing Lender and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges, duties and obligations of the retiring Issuing Lender or Swing Line Lender under this Agreement and the other Loan Documents, as the case may be, and (b) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

15.7                      GOVERNING LAW.  THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

15.8                      Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.

For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

15.09                      Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any credit extension hereunder, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

15.10                      Severability.  Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  All obligations of the Company and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

15.11                      Nature of Remedies.  All Obligations of the Company and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

15.12                      Entire Agreement.  This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.3) and any prior arrangements made with respect to the payment by the Company of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Administrative Agent or the Lenders.

15.13                      Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.  Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof.  Electronic records of executed Loan Documents maintained by the Lenders shall deemed to be originals.

15.14                      Successors and Assigns.  This Agreement shall be binding upon the Company, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Lenders and the Administrative Agent and the successors and assigns of the Lenders and the Administrative Agent.  No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  The Company may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

15.15                      Captions.  Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

15.16                      Customer Identification - USA Patriot Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company in accordance with the Patriot Act.  The Company shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

15.17                      No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Company, each other Loan Party and the respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Company and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company, any other Loan Party or any of their Affiliates, or any other Person and (B) none of the Administrative Agent and Arrangers has any obligation to the Company, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, the other Loan Parties and their respective Affiliates, and non of the Administrative Agent and Arrangers has any obligation to disclose any of such interests to the Company, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Company and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

15.18                      FORUM SELECTION AND CONSENT TO JURISDICTION.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION.  THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS

SET FORTH ABOVE.  THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS.  THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

15.19                      WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[SIGNATURE PAGES FOLLOW]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

HURON CONSULTING GROUP INC.

By: _______________________
Title:______________________

BANK OF AMERICA, N.A.,
as Administrative Agent

By: _______________________
Title:______________________

BANK OF AMERICA, N.A.,
as Issuing Lender, Swing Line Lender and as a Lender

By: _______________________
Title:______________________

JPMORGAN CHASE BANK, NATIONAL
   ASSOCIATION,
as a Lender

By: _______________________
Title:______________________

FIFTH THIRD BANK (CHICAGO),
as a Lender

By: _______________________
Title:______________________

                                                  ANNEX A

LENDERS AND PRO RATA SHARES

	Pro Rata Share of Revolving Commitments Immediately Prior to Effectiveness of Sixth Amendment	Percentage of Pro Rata Share of Revolving Commitments Immediately Prior to Effectiveness of Sixth Amendment				Term Loan A Commitment Amount	Pro Rata Share of Term Loan A Commitments

Lenders			Assignment of Revolving Commitments[1]	Pro Rata Share of Revolving Commitments Immediately After Effectiveness of Sixth Amendment	Percentage of Pro Rate Share of Revolving Commitments Immediately after Effectiveness of Sixth Amendment
Bank of America, N.A.	$112,500,000.00	46.875000000%	($62,608,695.66)	$49,891,304.34	20.788043475%	$62,608,695.66	28.458498027%
JPMorgan Chase Bank, National Association	$50,000,000.00	20.833333333%	($5,000,000.00)	$45,000,000.00	18.750000000%	$55,000,000.00	25.000000000%
Fifth Third Bank	$40,000,000.00	16.666666667%		$40,000,000.00	16.666666667%
HSBC Bank USA, National Association	$20,000,000.00	8.333333333%		$20,000,000.00	8.333333333%
National City Bank	$17,500,000.00	7.291666667%		$17,500,000.00	7.291666667%
The PrivateBank and Trust Company			$26,086,956.52	$26,086,956.52	10.869565217%	$23,913,043.48	10.869565218%
RBS Citizens, N.A.			$18,260,869.57	$18,260,869.57	7.608695654%	$16,739,130.43	7.608695650%
SunTrust Bank						$35,000,000.00	15.909090909%
TD Bank, N.A.			$18,260,869.57	$18,260,869.57	7.608695654%	$16,739,130.43	7.608695650%
The Northern Trust Company			$5,000,000.00	$5,000,000.00	2.083333333%	$10,000,000.00	4.545454545%
Total:	$240,000,000.00	100.000000000%		$240,000,000.00	100.000000000%	$220,000,000.00	100.000000000%

————————————————

1 Assignments are to be made substantially simultaneously with the effectiveness of the Sixth Amendment to the Credit Agreement pursuant to an Assignment and Assumption Agreement between Bank of America, N.A. and each applicable Lender.

ANNEX B

ADDRESSES FOR NOTICES

HURON CONSULTING GROUP INC. 550 West Van Buren Chicago, Illinois 60607 Attention: Mr. Gary Burge Telephone: (312) 583-8733 Facsimile: (312) 583-3002
BANK OF AMERICA, N.A., as Administrative Agent, Issuing Lender, a Lender, and an Arranger
Notices of Borrowing, Conversion and Continuation
Bank of America Plaza 901 Main Street Dallas, Texas 75202-3714
Attention:	Betty Coleman

Telephone:	(214) 209-0993
Facsimile:	(214) 290-9419
Email:	betty.coleman@bankofamerica.com
Wiring Instructions:	ABA No. 026-009-593 Account No. 1292-000-883 (Credit Services) Reference: Huron Consulting
Letters of Credit
Trade Operations – Los Angeles 1000 W. Temple Street Los Angeles, California 90012-1514
Attention:	Tai Anh Lu
Mail Code:	CA9-705-07-05
Telephone:	(213) 481-7840
Facsimile:	(213) 580-8442
Email:	tai_anh.lu@bankofamerica.com
All Other Notices
231 South LaSalle Street Chicago, Illinois 60604
Attention:	Bozena Janociak, Agency Officer

Mail Code:	IL1-231-10-41
Telephone:	(312) 828-3597
Facsimile:	(877) 207-0732
Email:	Bozena.janociak@bankofamerica.com

With a copy to:
135 South LaSalle Street Chicago, Illinois 60603
Attention:	David M. Bacon
First Vice President – Commercial Banking
Telephone:	(312) 904-4082
Facsimile:	(312) 904-0409

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION 120 S. LaSalle Street, 2nd Floor Chicago, IL 60603
Attention:	Walter T. Nelson
Account Manager
Telephone:	(312) 732-6257
Facsimile:	(312) 385-7097

FIFTH THIRD BANK (CHICAGO) 222 S. Riverside, 32nd Floor Chicago, IL 60606
Attention:	Jeff Lobbezoo Vice President
Telephone:	312-704-5931
Facsimile:	312-704-2980

BANK OF AMERICA, N.A. 231 South LaSalle Street Chicago, IL 60604
Attention:	Bozena Janociak Agency Officer
Telephone:	(312) 828-3597
Facsimile:	(877) 207-0732

NATIONAL CITY BANK One North Franklin, 20th Floor
Chicago, IL 60606
Attention:	Stephanie Kline
Senior Vice President
Telephone:	(312) 384-6906
Facsimile:	(312) 384-4666

HSBC BANK USA, N.A. 71 S. Wacker Drive, Suite 2700 Chicago, IL 60606

Attention:	John S. Sneed
Vice President
Telephone:	(312) 357-3992
Facsimile:	(312) 357-3999

THE PRIVATEBANK AND TRUST COMPANY 70 W. Madison Street, Suite 200
Chicago, IL 60602
Attention:	Jim Feldman
Managing Director
Telephone:	(312) 564-1219
Facsimile:	(312) 564-1180

RBS CITIZENS, N.A. 71 S. Wacker Drive, Suite 2890
Chicago, IL 60606
Attention:	James Barry
Vice President
Telephone:	(312) 777-3439
Facsimile:	(312) 777-4003

SUNTRUST BANK 303 Peachtree St. N.E., 10th Floor
Atlanta, GA 30308
Attention:	Matt Rowand
Vice President
Telephone:	(404) 813-0136
Facsimile:	(312) 658-4905

TD BANK, N.A. 31 West 52nd Street
New York, NY 10019
Attention:	Kevin Turner
Director
Telephone:	(212) 827-7460
Facsimile:	(212) 827-7239

THE NORTHERN TRUST COMPANY 50 S. LaSalle Street
Chicago, IL 60675
Attention:	Morgan Lyons
Telephone:	(312) 444-7041
Facsimile:	(312) 444-4906

[Schedule and Exhibits Intentionally Omitted]